Exhibit 10.4

Execution Version

TERM LOAN AND GUARANTY AGREEMENT,

dated as of December 30, 2015,

among

NEOGENOMICS LABORATORIES, INC.,

as Borrower,

NEOGENOMICS, INC.,

as Holdings,

CERTAIN OTHER SUBSIDIARIES OF HOLDINGS,

as Guarantors,

VARIOUS LENDERS,

and

AB PRIVATE CREDIT INVESTORS LLC,

as Administrative Agent and Collateral Agent,

$55,000,000 Senior Secured Credit Facilities

i

SCHEDULES:	1.01(a)	Term Loan Commitments
	1.01(b)	Notice Addresses
	1.01(c)	Specified Contracts
	4.01	Jurisdictions of Organization and Qualification
	4.02	Equity Interests and Ownership
	4.10	Certain Fees
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.29	Healthcare Matters
	5.17	Post-Closing Covenants
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.06	Certain Investments

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Closing Checklist
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Collateral Access Agreement
	K	Intercompany Note
	L	Information Certificate

TERM LOAN AND GUARANTY AGREEMENT

This TERM LOAN AND GUARANTY AGREEMENT, dated as of December 30, 2015, is entered into by and among NEOGENOMICS LABORATORIES, INC., a Florida corporation (the “Borrower”), NEOGENOMICS, INC., a Nevada corporation (“Holdings”), CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, and AB PRIVATE CREDIT INVESTORS LLC (“AB-PCI”), as Administrative Agent (together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Lenders have agreed to provide a term loan facility to the Borrower consisting of $55,000,000 aggregate principal amount of Term Loans, the proceeds of which shall be used on the Closing Date to fund a portion of the consideration payable in connection with the consummation of the Acquisition;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, (i) a First Priority Lien on all Term Loan Priority Collateral, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries, sixty five percent (65.00%) of all of the voting Equity Interests of each of its first-tier Foreign Subsidiaries and all of the non-voting Equity Interests of each of its first-tier Foreign Subsidiaries, and (ii) a Second Priority Lien on all Revolver Priority Collateral; and

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, (i) a First Priority Lien on all Term Loan Priority Collateral, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including the Borrower), sixty five percent (65.00%) of all of the voting Equity Interests of each of their respective first-tier Foreign Subsidiaries and all of the non-voting Equity Interests of each of their respective first-tier Foreign Subsidiaries, and (ii) a Second Priority Lien on all Revolver Priority Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“AB-PCI” has the meaning specified in the preamble hereto.

“Account Debtor” means any Person who is obligated on an account, chattel paper or a general intangible.

“Acquired Business” means, collectively, Clarient, Inc., a Delaware corporation, and its Subsidiary, Clarient Diagnostic Services, Inc., a Delaware corporation.

“Acquisition” means the acquisition of all of the equity interests of the Acquired Business pursuant to the terms and conditions of the Purchase Documents.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments, directly or indirectly, by any Loan Party or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in Cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the greater of (I) 1.00% per annum and (II) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Bloomberg Screen which displays the ICE Benchmark Administration Limited’s (ICE) fixing of the London Inter-Bank Offered Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or if such page shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the ICE Benchmark Administration Limited’s (ICE) fixing of the London Inter-Bank Offered Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the Administrative Agent shall request from major banks in the London interbank market selected by the Administrative Agent such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Loan Party or any of its Subsidiaries, threatened against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries.

“Affected Lender” has the meaning set forth in Section 2.16(b).

“Affected Loans” has the meaning set forth in Section 2.16(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) solely for purposes of the definition of “Net Cash Proceeds” and Section 6.11, to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Affiliates” has the meaning set forth in Section 10.01(b)(iii).

“Aggregate Amounts Due” has the meaning set forth in Section 2.15.

“Aggregate Payments” has the meaning set forth in Section 7.02.

“Agreement” means this Term Loan and Guaranty Agreement, dated as of December 30, 2015, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means the following:

(A) On the Closing Date and as of any date of determination prior to January 1, 2017, (i) with respect to Term Loans that are Eurodollar Rate Loans, 7.0% per annum and (ii) with respect to Term Loans that are Base Rate Loans, 6.0% per annum; and

(B) as of any date of determination on or after January 1, 2017, with respect to any Loans:

(a) The relevant Applicable Margin set forth in the table below that corresponds to the Total Leverage Ratio set forth opposite thereto (as adjusted from time to time in accordance with clauses (b) and (c) below).

	Applicable Margin:
Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
Greater than or equal to 2.00:1.00	7.0%	6.0%
Less than 2.00:1.00	6.5%	5.5%

(b) The Applicable Margin shall be determined from time to time pursuant to clause (a) above on the first Business Day of the month following the date on which the Borrower delivers to the Administrative Agent financial statements and a related Compliance Certificate in accordance with Sections 5.01(b) and 5.01(d), commencing with the delivery by the Borrower of financial statements for the Fiscal Quarter ending September 30, 2016; provided, however, that, notwithstanding anything to the contrary contained herein, no adjustment to the Applicable Margin based upon the financial statements for the Fiscal Quarter ending September 30, 2016 shall be effective until January 1, 2017. In the event that audited financial statements and a related Compliance Certificate are not provided to the Administrative Agent in accordance with Sections 5.01(b) and 5.01(d), the Applicable Margin shall be set at the highest margin available under clause (a) as of the first Business Day of the month following the date on which such financial statements were required to be delivered until the date on which such financial statements and a related Compliance Certificate are delivered (on which date (but not retroactively)), without constituting a waiver of any Default or Event of Default arising as a result of the Borrower’s failure to timely deliver such financial statements and related Compliance Certificate, the Applicable Margin shall be set as provided in the table above based upon the calculation of the Total Leverage Ratio of Holdings and its Subsidiaries set forth in such Compliance Certificate).

(c) Notwithstanding the foregoing, in the event that the audited annual financial statements of Holdings and its Subsidiaries required to be delivered by the Borrower pursuant to Section 5.01(c) for any Fiscal Year shall indicate that the actual Total Leverage Ratio of Holdings and its Subsidiaries for any Fiscal Quarter in such Fiscal Year was higher than as previously certified by the Borrower in the quarterly Compliance Certificate for such Fiscal Quarter, and such higher Total Leverage Ratio would have led to the application of a higher Applicable Margin than was actually applied for such Fiscal Quarter, without constituting a waiver of any Default or Event of Default arising as a result thereof, then the Applicable Margin for such Fiscal Quarter shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such quarterly Compliance Certificate) to reflect the correct Applicable Margin, and the Borrower shall make payments to the Administrative Agent to reflect such adjustment.

“Applicable Prepayment Premium” means at any time with respect to any Term Loan being prepaid in whole or in part pursuant to Sections 2.11 and 2.12 (other than clauses (b), (c), (f) and (g)) or otherwise (including, without limitation, after an Event of Default or acceleration), an amount equal to the percentage set forth opposite the appropriate period of the aggregate principal amount of such Term Loans being prepaid at such time plus, in the case of any prepayment of any Term Loan, whether in whole or in part, at any time from the Closing Date through and including December 30, 2016, an amount equal to the amount of interest that would have accrued on the aggregate principal amount of such Term Loan being prepaid had such prepayment not occurred, assuming such Term Loan remained outstanding as a Eurodollar Rate Loan, for the period from the date of such prepayment through and including December 30, 2016:

Period	Percentage
Closing Date through and including December 30, 2017	2.0%
December 31, 2017 through and including December 30, 2018	1.0%
December 31, 2018 and thereafter	0.0%

“Approved Deposit Account” means a Deposit Account maintained by any Loan Party that is the subject of an effective Deposit Account Control Agreement. “Approved Deposit Account” includes all monies on deposit in, or credited to, a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.01(b).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Solvent Wholly Owned Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including Equity Interests, other than inventory sold, leased or licensed out in the ordinary course of business (excluding any such sale, lease or license out by operations or divisions discontinued or to be discontinued); provided that neither Holdings nor any of its Subsidiaries shall be permitted to sell, assign, convey, exclusively license (as licensor or sublicensor), transfer or otherwise dispose of patents, copyrights, trademarks and other Intellectual Property rights of Holdings or any of its Subsidiaries material to the ongoing business of Holdings or any of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 10.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, executive vice president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) 4.00% per annum, (ii) the Prime Rate in effect on such day, (iii) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (iv) the most recently available Adjusted Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month Interest Period plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Eurodollar Rate, respectively, for purposes of this definition.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning set forth in Section 5.01(n).

“Borrowing Notice” means a notice substantially in the form of Exhibit A-1.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to Holdings and its Subsidiaries, for any period, the aggregate of all expenditures by Holdings and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000 and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s; and (iv) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from both S&P and Moody’s.

“Cash Management Bank” has the meaning specified in Section 5.15(a).

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“CHAMPUS” means the United States Department of Defense Civilian Health and Medical Programs of the United States or any successor thereto, including, without limitation, TRICARE.

“Change of Control” means that:

(a) (i) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership or control, directly or indirectly, of Equity Interests of Holdings (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings or (ii) the Permitted Holders shall have acquired beneficial ownership or control, directly or indirectly, of Equity Interests of Holdings (or other securities convertible into such Equity Interests) representing 50% or more of the combined voting power of all Equity Interests of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings;

(b) (i) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, (A) a controlling influence over the management or policies of Holdings or (B) control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests or (ii) the Permitted Holders, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in their acquisition of the power to exercise, directly or indirectly, (A) a controlling influence over the management or policies of Holdings or (B) control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such Equity Interests;

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Holdings such that a majority of the members of such Board of Directors are not Continuing Directors;

(d) Holdings shall cease to beneficially own and control, free and clear of all Liens (other than Liens in favor of (i) the Collateral Agent for the benefit of the Secured Parties and (ii) subject to terms set forth in the Intercreditor Agreement, the Revolving Credit Agent for the benefit of the Revolving Credit Lenders), one hundred percent (100.0%) on a fully diluted basis of the economic and voting interest in the Equity Interests of each other Loan Party; or

(e) any “change of control” (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness.

“Closing Date” means the date on which the Term Loans are made, which occurred on December 30, 2015.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Securities) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by the Collateral Agent.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collections” means all collections, wire transfers, electronic funds transfers and other cash proceeds of accounts.

“Commitment” means any Term Loan Commitment.

“Commitment Letter” means the Commitment Letter, dated October 20, 2015, between the Borrower and the Administrative Agent.

“Commodities Account” has the meaning set forth in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” means any Person that is engaged in the business of providing cancer diagnostic services and cancer genetic and molecular laboratory testing services, including cytogenetics, flow cytometry, fluorescence in-situ hybridization (FISH) morphological studies, immunohistochemistry and molecular testing, to hematologists, oncologists, urologists, pathologists, hospitals, medical reference laboratories, clinical research organizations, and pharmaceutical companies.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) Interest Expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) the aggregate amount of synergies in connection with the Acquisition which are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized within six (6) months from the Closing Date not to exceed $3,000,000 in any trailing four (4) Fiscal Quarter period ending on or before June 30, 2016 (excluding any synergies that have been realized); it being acknowledged that the historical quarterly Consolidated Adjusted EBITDA amounts set forth in the table below have been increased to already contain $750,000 of synergies in each such quarterly amount, (f) to the extent factually supportable and not capitalized, Transaction Costs and reasonably documented out-of-pocket costs and expenses actually incurred in connection with the Acquisition not to exceed $5,000,000 in the aggregate; provided, however, that not more than $1,000,000 of such amount shall be paid to Affiliates of any Loan Party, (g) non-cash stock-based compensation expenses, (h) any cash non-recurring fees, costs and expenses that have been disclosed, and are acceptable to, the Administrative Agent and (i) other non-Cash charges reducing Consolidated Net Income to the extent reasonably acceptable to the Administrative Agent (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); provided, that, notwithstanding anything to the contrary contained herein, for each Fiscal Quarter set forth below, Consolidated Adjusted EBITDA for Holdings and its Subsidiaries on a consolidated basis shall be deemed to be the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Consolidated Adjusted EBITDA
December 31, 2014	$6,880,941
March 31, 2015	$5,289,528
June 30, 2015	$4,834,301
September 30, 2015	$4,893,488

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) the sum, without duplication, of (1) all non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for a potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period) plus (2) the Consolidated Working Capital Adjustment,

Minus

(ii) the sum, without duplication, of the amounts paid in Cash from operating cash flow during such period for (a) scheduled repayments of Indebtedness for borrowed money (excluding repayments of the Revolving Credit Facility except to the extent a corresponding amount of the commitments under the Revolving Credit Facility are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any Interest Expense portion thereof), plus (b) Capital Expenditures, plus (c) non-Cash gains increasing Consolidated Net Income (excluding any such non-Cash gain to the extent that it represents the reversal of an accrual or reserve for a potential Cash item in any prior period).

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person in which any other Person (other than the Loan Parties) has a joint interest, except to the extent of the amount of dividends or other distributions actually received by a Loan Party from such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Loan Party or is merged into or consolidated with the Loan Parties or that Person’s assets are acquired a Loan Party, (c) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (d) income resulting from any reappraisal, revaluation or write-up of assets, (e) the income (or loss) of any Person that is a Foreign Subsidiary of Holdings, only to the extent that the payment of cash dividends or similar cash distributions by any such Person is restricted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Person, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually received by Holdings or any other Loan Party that is a Domestic Subsidiary of Holdings from such Person during such period in accordance with such documents and regulations and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided, that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition immediately after giving effect to such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Holdings on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Holdings after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning set forth in Section 7.02.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement that is maintained by any Loan Party with a Securities Intermediary and in which the Collateral Agent has a First Priority Lien. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.08.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Commitment, within two (2) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after receipt of a written request from the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Commitments, (d) otherwise failed to pay over to the

Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) the Administrative Agent and the Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender if in the case of both clauses (A) and (B) the Administrative Agent and the Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Control Agreement” means, with respect to a Deposit Account (other than a Government Receivables Lockbox Account), an agreement in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the Revolving Credit Agent, the financial institution or other Person at which such Deposit Account is maintained and the Loan Party maintaining such Deposit Account, effective for the Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 under the applicable UCC) of such Deposit Account with the priority set forth in the Intercreditor Agreement.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to mandatory repurchase, in either case, at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments, dividends or distributions in Cash or (iv) is or becomes convertible into or exchangeable or exercisable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale are subject to the prior payment in full in immediately available funds of all Obligations and the termination of the Commitments. For the avoidance of doubt, the Holdings’ Series A Preferred Stock shall not be deemed to be a Disqualified Equity Interest.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia other than a Foreign Subsidiary.

“Eligible Accounts” has the meaning given to such term in the Revolving Credit Agreement.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (iii) any other Person (other than a natural person); provided, that with respect to clauses (ii) and (iii) above, (1) the Administrative Agent shall have the right to consent to such Eligible Assignee and (2) the Borrower shall have the right to consent to such Eligible Assignee (so long as (a) no Default or Event of Default has occurred and is continuing, and (b) such approval is not unreasonably withheld, conditioned or delayed); provided further, that (A) in the event the Borrower fails to either give its consent or reject any such Person pursuant to clause (iii) above within five (5) Business Days after notification by the Administrative Agent, Borrower shall be deemed to have given its consent to such Person as an assignee, (B) none of any Loan Party or any Affiliate of any Loan Party shall be an Eligible Assignee, (C) no Defaulting Lender shall be an “Eligible Assignee” so long as such Lender remains a Defaulting Lender and (D) no Competitor shall be an “Eligible Assignee.”

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates has or could reasonably be expected to have any liability, contingent or otherwise.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (i) pursuant to any Environmental Law, (ii) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, including any Governmental Authorizations issued pursuant to Environmental Law, (iii) in connection with any Hazardous Material, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Loan Party or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal

Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Loan Party or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Loan Party or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party or such Subsidiary and with respect to liabilities arising after such period for which such Loan Party or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means: (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (vi) the withdrawal by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the occurrence of an act or omission which could give rise to the imposition on any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof other than a Multiemployer Plan or the assets thereof, or against any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan or Multiemployer Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension

Plan; (xiv) the occurrence of a non-exempt “prohibited transaction” with respect to which any Loan Party or any of its Subsidiaries is a “disqualified person” or a “party of interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in liability to any Loan Party or any of its Subsidiaries; (xv) the failure by any Loan Party or any Subsidiary and their respective Affiliates to make when due any material payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods, in accordance with the provisions of each of the Employee Benefit Plans, applicable Law and GAAP; or (xvi) any other event or condition with respect to an Employee Benefit Plan with respect to which any Loan Party or any of its Subsidiaries is likely to incur liability other than in the ordinary course.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate (other than a Base Rate Loan bearing interest at a rate determined by reference to clause (iv) of the definition of “Base Rate”).

“Event of Default” means any of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of greater than 65.0% of the voting Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations would, in the good faith judgment of the Borrower, result in material adverse tax consequences to the Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation: (a) Taxes (however denominated) imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net Income Taxes), and branch profits taxes imposed on it, in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any taxes attributable to such Lender’s (or other recipient’s) failure to comply with Section 2.18(c); (c) in the case of a Non-U.S. Lender, any United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Non-U.S. Lender becomes a Lender (or designates a new lending office) hereunder (other than pursuant to an assignment request by the Borrower pursuant to Section 2.21), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax; and (d) any U.S. federal withholding taxes imposed under FATCA.

“Extraordinary Receipts” means any Cash received by or paid to or for the account of Holdings or any of its Subsidiaries not in the ordinary course of business, including purchase price adjustments, Tax refunds, judgments and litigation settlements, pension plan reversions, proceeds of insurance (excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds described in clause (b) of the definition of the term “Net Cash Proceeds”) and indemnity payments.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Loan Party or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” has the meaning set forth in Section 7.02.

“Fair Share Contribution Amount” has the meaning set forth in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDIC” means the Federal Deposit Insurance Corporation created under the authority of the Federal Reserve Act, Section 12B (12 U.S.C.A. § 264(s)).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” has the meaning set forth in Section 2.09(a).

“Financial Asset” has the meaning set forth in of the UCC.

“Financial Covenants” means the financial covenants set forth in Section 6.07.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, chief executive officer, executive vice president – finance or director of finance – principal accounting officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning set forth in Section 5.01(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the highest priority Lien to which such Collateral is subject, other than (i) any Permitted Lien that by statute would have priority over the Lien of the Collateral Agent in any Collateral and (ii) any Lien permitted by Section 6.02(m).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31st of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to Holdings and its Subsidiaries, for any four Fiscal Quarter period, the ratio of (a) Consolidated Adjusted EBITDA applicable to such period minus Capital Expenditures made (to the extent not already incurred in a prior period and to the extent not financed with either (x) Indebtedness permitted pursuant to Section 6.01(i) or (y) funds withdrawn from the Unrestricted Cash Equity Account) or incurred during such period, to (b) Fixed Charges for such period; provided, that, for purposes of calculating the Fixed Charge Coverage Ratio, Interest Expense, Income Taxes, scheduled payments of principal on Indebtedness, management fees and any non-contingent Cash payments made in respect of earn-out obligations in each case paid or payable by the Loan Parties, shall, other than in the case of one-time payments, be calculated for the period from January 1, 2016 through (i) the Fiscal Quarter ended on or about March 31, 2016 by multiplying the actual amounts for such period by four (4), (ii) the Fiscal Quarter ended on or about June 30, 2016, by multiplying the actual amounts for such period by two (2), and (iii) the Fiscal Quarter ended on or about September 30, 2016 by multiplying the actual amounts for such period by four thirds (4/3), in each case to reach an assumed annual amount, and thereafter on a trailing four (4) quarter basis.

“Fixed Charges” means, with respect to any fiscal period and with respect to Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense that is required to be paid during such period (excluding amortization of any original issue discount, interest paid in kind or added to principal, or other non-Cash interest), (b) principal payments in respect of Indebtedness that are required to be paid during such period, including all scheduled payments made under any settlement or extended repayment agreement with any Governmental Authority (for the avoidance of doubt, the computation of Fixed Charges hereunder shall disregard any mandatory prepayments required pursuant to Section 2.12 of the Agreement, but shall include any non-contingent payments required to be made in respect of any earn-out obligations in any such period), (c) the principal amounts of all voluntary prepayments of Term Loans to the extent applied to prepay or repay scheduled amortization payments to be made during such period in accordance with Section 2.11, (d) federal, state, and local Income Taxes that are required to be paid during such period and (e) management fees paid or payable during such fiscal period.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary other than a Domestic Subsidiary, all of the voting stock of which is owned by one or more Foreign Subsidiaries.

“Funding Guarantors” has the meaning set forth in Section 7.02.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.

“Government Receivable” means any account that is payable by a Governmental Payor pursuant to a Governmental Payor program.

“Government Receivables Lockbox” has the meaning specified in Section 5.15(b).

“Government Receivables Lockbox Account” means a Deposit Account of the Loan Parties that is used exclusively for the receipt of Collections of Government Receivables.

“Government Receivables Lockbox Account Agreement” means, with respect to a Government Receivables Lockbox Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the Revolving Credit Agent, the financial institution or other Person at which such Government Receivables Lockbox Account is maintained and the Loan Party maintaining such Government Receivables Lockbox Account, in accordance with the terms and conditions of Section 5.15.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Payor” has the meaning set forth in Section 4.29(c).

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 7.01.

“Guarantor” means each of Holdings and each Subsidiary of Holdings (other than the Borrower and any Excluded Foreign Subsidiary).

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to human health and safety or to the indoor or outdoor environment, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

“Health Care Laws” means any Laws relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers, including, without limitation: (a) fraud and abuse (including without limitation the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, CHAMPVA, TRICARE or other Governmental Payor program; (c) the licensure or regulation of healthcare providers, suppliers, professionals (including, but not limited to, physicians, nurses, allied health professionals and technicians employed or contracted with any Loan Party or any Subsidiary of a Loan Party (“Licensed Personnel”)), facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements, including the Clinical Laboratory Improvement Amendments of 1998 (42 U.S.C. 263a), and all regulations promulgated thereunder, 42 C.F.R. Part 493 (“CLIA”); (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) fee-splitting prohibitions; (k) requirements for maintaining federal, state and local tax-exempt status of any Loan Party or any Subsidiary; (l) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (n) certificates of operations and authority; and (o) laws regulating the provision of free or discounted care or services.

“Healthcare Permits” has the meaning set forth in Section 4.29(b).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“HIPAA” means, collectively, (a) the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1320d-8, as amended by the HITECH Act, and any regulations adopted thereunder; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Historical Financial Statements” means, as of the Closing Date, (i) the unqualified audited financial statements of Holdings and its Subsidiaries for the immediately preceding three (3) Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (i) of this definition and at least forty-five (45) days prior to the Closing Date consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings’ Series A Preferred Stock” means the Parent Preferred Stock as defined in the Purchase Agreement.

“Inactive Subsidiaries” means NeoGenomics California, LLC, a California limited liability, and NeoGenomics Laboratories, Inc., a New York corporation.

“Income Tax” means Tax on the overall net income of a Person imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Indebtedness” means, as applied to any Person, without duplication: (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) Synthetic Lease Obligations; (iv) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (v) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, and all obligations of that Person for reimbursement of any obligor in respect of any letter of guaranty, bankers’ acceptance or similar credit transaction; (viii) Disqualified Equity Interests; (ix) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (x) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (xi) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (xi), the primary purpose or intent thereof is as described in clause (x) above; and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and allocated costs of internal counsel (without duplication of any charges assessed by any Person for outside counsel) for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including any Loan Party or its Subsidiaries), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing any Indemnified Liabilities), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Commitment Letter delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement; (iii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Loan Party or any of its Subsidiaries; or (iv) any Credit Extension or the use of proceeds thereof.

“Indemnitee” has the meaning set forth in Section 10.03.

“Information Certificate” means a certificate in the form of Exhibit L.

“Insolvency Laws” means the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar legal requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Installment” has the meaning set forth in Section 2.10.

“Installment Date” has the meaning set forth in Section 2.10.

“Intellectual Property” has the meaning set forth in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Loan Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning set forth in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note in the form of Exhibit K evidencing Indebtedness owed among Loan Parties and their Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between the Collateral Agent and the Revolving Credit Agent, as the same may be amended, restated, supplemented, replaced or modified from time to time subject to the terms thereof.

“Interest Expense” means for any period, the aggregate of the interest expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such applicable date to occur after the Closing Date, and the final maturity date of such Base Rate Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, that in the case of each Interest Period of longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means an interest period of one (1), two (2), three (3) or six (6) months (or, if consented to by all of the applicable Lenders, twelve (12) months), as selected by the Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ or any of its Subsidiaries’ operations and not for speculative purposes, entered into with a Lender Counterparty and satisfactory to the Administrative Agent.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Loan Party or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Loan Party or its Subsidiaries from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any Loan Party or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any leasehold interest, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such leasehold interest by the Loan Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the common law, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to an Interest Rate Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) on the date on which such Interest Rate Agreement is entered into but subsequently ceases to be an Agent or a Lender, as the case may be).

“Licensed Personnel” has the meaning assigned to such term in the definition of Health Care Laws.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan.

“Loan Document” means any of this Agreement, the Notes, if any, the Security Documents, the Intercompany Note, the Intercreditor Agreement, the Deposit Account Control Agreements, the Government Receivables Lockbox Account Agreements and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Secured Party in connection herewith.

“Loan Party” means each Person (other than any Secured Party or any other representative thereof) from time to time party to a Loan Document.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means any event, change, effect, development, circumstance or condition that has caused a material adverse change with respect to: (i) the business, assets, liabilities, operations, condition (financial or otherwise), results of operations or value of the Loan Parties and their Subsidiaries taken as a whole; (ii) the ability of any Loan Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Contract” means any Specified Contract and any contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than Credit Extensions) of any one or more of the Loan Parties or any Subsidiary in an individual principal amount (or Net Mark-to-Market Exposure) of $2,000,000 or more.

“Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all implementing rules and regulations pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all implementing rules and regulations pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto.

“Mortgage” means, with respect to any Mortgaged Property, any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on such Mortgaged Property or any interest in such Mortgaged Property.

“Mortgage Deliverables” means, collectively, each of the following:

(1) fully executed, delivered and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each applicable Real Estate Asset (each, a “Mortgaged Property”);

(2) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent (and the Borrower and the Guarantors hereby instruct such counsel to deliver such opinions to the Agents and the Lenders);

(3) in the case of each leasehold interest of any Loan Party that is a Mortgaged Property, (A) a fully executed and delivered Landlord Consent and Estoppel and (B) evidence that such leasehold interest is a Recorded Leasehold Interest;

(4) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies (the “Title Company”) reasonably satisfactory to the Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than 125% of the fair market value of each Mortgaged Property insuring the fee simple title to each of the Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Agent that the relevant Mortgage creates valid and enforceable First Priority mortgage Liens on the Mortgaged Property encumbered thereby, each which Title Policy (A) shall include all endorsements requested by the Collateral Agent and (B) shall provide for affirmative insurance and such reinsurance as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and evidence satisfactory to the Collateral Agent that the applicable Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the applicable Title Policy and (ii) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; together with a title report issued by a Title Company with respect thereto, dated not more than thirty (30) days prior to the consummation of the applicable Mortgage and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent;

(5) (A) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (i) be addressed to the Collateral Agent, (ii) be completed by a company which has guaranteed the accuracy of the information contained therein, and (iii) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgement of receipt of written notification from the Collateral Agent (i) as to the existence of each such Mortgaged Property, and (ii) as to whether the community in which each such Mortgaged Property is located is participating in the Flood Program; and (D) if any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that (i) covers any Mortgaged Property that is located in a Flood Zone, (ii) is written in an amount not less than the maximum limit of coverage made available with respect to the particular type of property under the Flood Program and (iii) has a term ending not later than the sixth anniversary of the Closing Date; and

(6) ALTA/ACSM surveys of all Mortgaged Properties which are not Leasehold Properties, certified to the Collateral Agent and dated not more than thirty (30) days prior to the consummation of the applicable Mortgage.

“Mortgaged Property” has the meaning assigned to such term in the definition of Mortgage Deliverables.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the same period for the preceding Fiscal Year. For the avoidance of doubt, Holding’s quarterly reports filed on Form 10-Q and annual reports filed on Form 10-K with the SEC shall be deemed to meet any requirements for a “Narrative Report” pursuant to this Agreement.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Loan Party from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale and payable to any Person that is not an Affiliate of any Loan Party, including (1) taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the Equity Interests or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Loan Party in connection with such Asset Sale; (b) (i) any Cash payments or proceeds received by any Loan Party (1) under any casualty insurance policy in respect of a covered loss thereunder or (2) as a result of the taking of any assets of any Loan Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (1) any actual and reasonable costs incurred by any Loan Party in connection with the adjustment or settlement of any claims of any Loan Party in respect thereof, and (2) any bona fide direct costs incurred in connection with any sale of such assets as referred to in preceding clause (i)(2) and payable to a Person that is not an Affiliate of Holdings or any of its Subsidiaries, including taxes payable as a result of any gain recognized in connection therewith; (c) with respect to any issuance or incurrence of Indebtedness, the Cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including expenses payable to a Person (but not fees) that is not an Affiliate of Holdings or any of its Subsidiaries; and (d) with respect to any Extraordinary Receipt, the Cash proceeds received by or paid to or for the account of any Loan Party.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Interest Rate Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Interest Rate Agreement or such other Indebtedness as of the date of determination (assuming the Interest Rate Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Interest Rate Agreement or such other Indebtedness as of the date of determination (assuming such Interest Rate Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” has the meaning set forth in Section 2.21.

“Non-Excluded Taxes” means Taxes (other than Excluded Taxes) and Other Taxes.

“Non-Government Receivable” means an account that is not a Government Receivable.

“Non-Government Receivables Lockbox Account” means a Deposit Account of any Loan Party that is used exclusively for the receipt of Collections of accounts that are Non-Government Receivables.

“Non-Government Receivables Lockbox” has the meaning specified in Section 5.15(c).

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” has the meaning set forth in Section 2.18(c).

“Note” means a Term Loan Note.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties or any of them or any other Person required to be indemnified, under any Loan Document or Interest Rate Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” has the meaning set forth in Section 7.07.

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles of organization and its operating agreement. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or any other recipient of a payment to be made by or on account of any Obligation, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant Register” has the meaning set forth in Section 10.06(g)(iv).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrower or any Solvent Wholly Owned Subsidiary Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests (other than (x) Disqualified Equity Interests, and (y) directors’ qualifying shares as required pursuant to applicable Law) of, or a business line or unit or a division of, any Person; provided, that:

(i) immediately prior to, and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for directors qualifying shares as required pursuant to applicable Law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned one hundred percent (100%) by the Borrower or any Solvent Wholly Owned Subsidiary Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary Guarantor of the Borrower, each of the actions set forth in Sections 5.10, 5.11, 5.12 and 5.13, as applicable;

(iv) the Loan Parties shall be in compliance with the covenants set forth in the Loan Documents, including, but not limited to, the Financial Covenants on a pro forma basis after giving effect to such acquisition as of the last day of the trailing twelve (12) month period most recently ended for which financial statements have been delivered to the Administrative Agent in accordance with Section 5.01(a), 5.01(b) or 5.01(c), as applicable (as determined in accordance with Section 6.07(c)) (assuming, for purposes of this calculation, that (a) the maximum Total Leverage Ratio permitted as of the last day of such period is the lesser of (1) the maximum Total Leverage Ratio set forth in Section 6.07(b) for the last day of the most recently ended Fiscal Quarter less 0.25 and (2) 3.75:1.00 and (b) the minimum Fixed Charge Coverage Ratio permitted as of the last day of such period is the minimum Fixed Charge Coverage Ratio set forth in Section 6.07(a) for the last day of the most recently ended Fiscal Quarter);

(v) the Borrower shall have delivered to the Administrative Agent as soon as possible and in any event at least ten (10) Business Days prior to consummating such proposed acquisition (1) a Compliance Certificate evidencing compliance with clause (iv) above, (2) all other relevant financial information with respect to such acquired assets, including the amount of the anticipated aggregate Acquisition Consideration for such acquisition and any other information required to demonstrate compliance with Section 6.07, (3) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent), (4) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve-month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available, (5) quarterly financial projections for the Person whose Equity Interests or assets are being acquired for two years together and thereafter annual projections for all periods through the maturity date of the Loans with any other material information, and (6) a financial model of Holdings and its Subsidiaries reflecting the consummation of the Permitted Acquisition, with financial projections demonstrating compliance with the Financial Covenants through the maturity date of the Loans;

(vi) any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses and (z) for the four-quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before interest, taxes, depreciation and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA is calculated and with adjustments (including any pro forma add backs) to the extent reasonably acceptable to the Administrative Agent);

(vii) such acquisition shall be consensual and shall have been approved by the target’s board of directors to the extent applicable;

(viii) after giving effect to the consummation of the respective acquisition and any financing thereof, the aggregate amount of unrestricted Cash and Cash Equivalents maintained in an Approved Deposit Account or a Control Account, as applicable, shall not be less than $5,000,000;

(ix) with respect to any such acquisition in which the Acquisition Consideration is greater than $15,000,000, an accounting review in scope reasonably acceptable to the Administrative Agent prepared by a firm reasonably satisfactory to the Administrative Agent with respect to the historical financial statements of the target, in each case, prior to closing of such acquisition;

(x) the Acquisition Consideration for such acquisition shall not exceed the greater of (a) $20,000,000 and (b) an amount equal to the product of (1) the Consolidated Adjusted EBITDA for the four (4) Fiscal Quarter period most recently ended for which financial statements and a related Compliance Certificate have been delivered to the Administrative Agent in accordance with Sections 5.01(b) and 5.01(d), respectively, calculated without giving effect to any pro forma adjustments arising out of or attributable to such acquisition, and (2) two (2); and

(xi) the acquisition target shall be domiciled in the United States.

“Permitted Holder” means General Electric or any Affiliate thereof.

“Permitted Investment(s)” means those Investments permitted under Section 6.06.

“Permitted Liens” means those Liens permitted pursuant to Section 6.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (f) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness; and (g) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Holdings Debt” has the meaning set forth in Section 6.01(k).

“Persons” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning set forth in Section 5.01(n).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means, for each of the Administrative Agent and Borrower, such Person’s “Principal Office” as set forth on Schedule 1.01(b), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Proceeding” has the meaning set forth in Section 4.29(a).

“Projections” means the projections set forth in Section 4.08.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Protected Health Information” means, individually identifiable health information defined as “protected health information” under 45 C.F.R. §160.103.

“Public Lender” has the meaning set forth in Section 5.01(n).

“Purchase Agreement” means the Stock Purchase Agreement, dated as of October 20, 2015, by and among the Seller, the Borrower and Holdings.

“Purchase Documents” means, collectively, the Purchase Agreement and all of the other documents, instruments or agreements executed and delivered in connection with the Acquisition, as amended, supplemented, waived or otherwise modified so long as such amendment, supplement, waiver or modification is not materially adverse to the Lenders without the consent of AB-PCI (such consent not to be unreasonably withheld, delayed or conditioned); provided that any amendment, supplement, waiver or modification that modifies the provisions of the Purchase Documents relating to the “Xerox” provisions providing protection for the benefit of the Lenders or the definitions of “Buyer Material Adverse Effect” or “Company Material Adverse Effect” under the Purchase Agreement shall be deemed to be materially adverse to the interests of the Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Record Document” means, with respect to any leasehold interest, (i) the lease evidencing such leasehold interest or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such leasehold interest was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.

“Recorded Leasehold Interest” means a leasehold interest with respect to which a Record Document has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such leasehold interest to third-party purchasers and encumbrances of the affected real property.

“Register” has the meaning set forth in Section 2.06(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Documents” means any of the Purchase Documents and the Revolving Credit Documents.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of the Purchase Agreement and all of the other Purchase Documents and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Credit Extensions hereunder, (c) the execution, delivery and performance by the Loan Parties of the Revolving Credit Documents to which they are a party and the making of the Revolving Loans thereunder and (d) the payment of the Transaction Costs.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” has the meaning set forth in Section 2.21.

“Required Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than fifty 50.0% of the aggregate Term Loan Exposure of all Lenders. For purposes of this definition, Required Lenders shall be determined by excluding all Loans and Commitments held by a Defaulting Lender.

“Restricted Payment” means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or the Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Loan Party or any of their respective Subsidiaries (or any direct or indirect parent of any Loan Party) now or hereafter outstanding; (iv) any payment of management, advisory or other similar fees by any Loan Party to any present or future equity holder of such Loan Party or any of such Loan Party’s or such equity holder’s Affiliates; and (v) any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any subordinated Indebtedness, including, for the avoidance of doubt, the Permitted Subordinated Holdings Debt.

“Revolver Priority Collateral” has the meaning given such term in the Intercreditor Agreement.

“Revolving Credit Agent” means Wells Fargo Bank, National Association, or any successor administrative agent under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 30, 2015, among Holdings, the Borrower, each of the Subsidiaries of the Borrower from time to time party thereto as loan parties, the lenders party thereto and the Revolving Credit Agent, as the same may be amended, restated, supplemented, modified, waived, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“Revolving Credit Documents” means the Revolving Credit Agreement and all other “Loan Documents” as defined in the Revolving Credit Agreement.

“Revolving Credit Facility” means the revolving credit facility provided to Holdings, the Borrower and certain Subsidiaries of the Borrower under the Revolving Credit Agreement.

“Revolving Credit Lenders” shall mean Wells Fargo Bank, National Association and any other lenders party to the Revolving Credit Facility from time to time.

“Revolving Loans” has the meaning given to such term in the Revolving Credit Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor’s, a division of McGraw-Hill Financial, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Second Priority Lien” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than (i) any Permitted Lien that by statute would have priority over the Lien of the Collateral Agent in any Collateral, (ii) any Lien permitted by Section 6.02(m) and (iii) Liens upon the Revolver Priority Collateral to secure the Indebtedness under the Revolving Credit Agreement that have priority over the Collateral Agent’s Liens upon the Revolver Priority Collateral to the extent set forth in the Intercreditor Agreement.

“Secured Parties” has the meaning set forth in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning set forth in the UCC.

“Securities Account Control Agreement” means, with respect to any Securities Account or Commodity Account, an agreement in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the Revolving Credit Agent, the Securities Intermediary with which the applicable entitlement or contract is carried and the Loan Party owning such entitlement or contract, that is effective for the Collateral Agent to obtain “control” (within the meaning of Articles 8 and 9 under the applicable UCC) of such account with the priority set forth in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC).

“Security Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Collateral Access Agreements, each Landlord Consent and Estoppel, if any, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any assets or property of that Loan Party as security for the Obligations, including UCC financing statements and amendments thereto and filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office.

“Seller” means GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (Reg. No. 556648-9315), as sellers pursuant to the Purchase Documents.

“Series” has the meaning set forth in Section 2.22.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings in the form of Exhibit G-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both: (i) (a) the sum of such Loan Party’s debt and liability (including subordinated, contingent and un-liquidated liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections, any Financial Plan or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Clarient JV” means that certain 5% equity interest in GE Clarient Diagnostic Services Ltd, a limited liability company organised and existing under the laws of Saudi Arabia with commercial registration number 1010425872, which is owned by Clarient Diagnostic Services, Inc., and will be transferred to an affiliate of the Seller after the Closing Date pursuant to Amendment No.1 of that Purchase Agreement, dated December 28, 2015.

“Specified Contract” means those contracts listed on Schedule 1.01(c)

“Specified Representations” means the representations and warranties set forth in Sections 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.16, 4.17, 4.18, 4.19, 4.22, 4.23, 4.25, 4.26 and 4.28.

“Subject Transaction” has the meaning set forth in Section 6.07.

“Subsidiary” means, with respect to any Person (the “parent”), (i) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50.00%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding, and (ii) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination.

“Subsidiary Guarantor” means each Guarantor other than Holdings.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Insolvency Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as obligations with respect to Capital Leases on a balance sheet in conformity with GAAP.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (and interest, fines, penalties and additions related thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Term Loan” means a term loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $55,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means each term loan promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof.

“Term Loan Priority Accounts” has the meaning given such term in the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning given such term in the Intercreditor Agreement.

“Terminated Lender” has the meaning set forth in Section 2.21.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Authorizations” has the meaning set forth in Section 4.29(c).

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Loan Party or any Subsidiary participates.

“Title Company” has the meaning assigned to such term in the definition of Mortgage Deliverables.

“Title Policy” has the meaning assigned to such term in the definition of Mortgage Deliverables.

“Total Leverage Ratio” shall mean as of any date of determination the result of (i) the amount of funded Indebtedness of Holdings and its Subsidiaries as of such date, to (ii) Consolidated Adjusted EBITDA, for the latest twelve-month period most recently ended.

“Transaction Costs” means the fees, costs and expenses payable by any Loan Party on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Documents.

“TRICARE” means the United States Department of Defense healthcare program for service families, including, but not limited to, TRICARE Prime, TRICARE, Extra and TRICARE Standard, any successor to or predecessor thereof (including, without limitation, CHAMPUS).

“Type of Loan” means with respect to Term Loans, a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash Equity Account” means a Deposit Account or Securities Account of Holdings that has been established for the sole purpose of holding (a) unrestricted cash on hand of Holdings as of the Closing Date in an aggregate amount not to exceed $15,000,000, and (b) net cash proceeds of any issuance by Holdings of Equity Interests (other than Disqualified Equity Interests) after the Closing Date; provided that (i) such account has been designated as such, in writing, by Holdings to the Administrative Agent, (ii) no funds other than those described in the foregoing clauses (a) and (b) are maintained or deposited in such account and (iii) such account is the subject of a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

“U.S. Lender” has the meaning set forth in Section 2.18(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

Section 1.02 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare Holdings’ Historical Financial Statements.

Section 1.03 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. The terms lease and license shall include sub-lease and sub-license, as applicable. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.

ARTICLE II

LOANS

Section 2.01 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to the Borrower in an amount equal to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than three (3) Business Days prior to the Closing Date. Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein and receipt of all requested funds, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05 Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by the Borrower to fund a portion of the consideration and fees and expenses payable in connection with the consummation of the Acquisition. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors or to violate the Exchange Act.

Section 2.06 Evidence of Debt; Register; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. In the event that a Note is ever lost, stolen, destroyed, or mutilated, upon the receipt of an affidavit of an officer of any Lender as to such loss, theft, destruction or mutilation, together with customary indemnifications from such Lender as reasonably required by the Borrower, the Borrower shall issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.06(b), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.06, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06(c)) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

Section 2.07 Interest on Loans.

(a) Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made to repayment (whether by acceleration or otherwise) thereof as follows:

(A)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)	if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a

Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 2:00 p.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.07(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis; (ii) shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (iii) shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iv) shall be payable in arrears at maturity of such Loan, including final maturity of such Loan.

(f) Subject to Section 2.19 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.16(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(g) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.08 Default Interest. Upon the occurrence and during the continuance of an Event of Default at the election of the Administrative Agent or the written request of the Required Lenders (or automatically during the continuance of an Event of Default pursuant to Sections 8.01 (a), (f) or (g)), the principal amount of all Loans outstanding and, to the extent permitted by applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans) and such interest will be payable on demand; provided, that in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.09 Fees.

(a) The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and the Administrative Agent dated as of October 20, 2015 (as amended from time to time, the “Fee Letter”). Such fees shall be in all respects fully earned when due and payable pursuant to the terms of the Fee Letter and non-refundable and non-creditable thereafter.

(b) At any time any Term Loan is prepaid in whole or in part pursuant to Sections 2.11 and 2.12 (other than clauses (b), (c) and (f)) or otherwise (including, without limitation, after an Event of Default or acceleration), an amount equal to the Applicable Prepayment Premium shall be due and payable in full on the date of such prepayment pursuant to the terms of this Agreement.

(c) In addition to any of the foregoing fees, the Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.10 Scheduled Payments/Commitment Reductions. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on, or in the case such Installment Date is not a Business Day, the next prior Business Day, the dates set forth below (each, an “Installment Date”) commencing March 31, 2016:

Amortization Date	Term Loan Installments
March 31, 2016	$137,500.00
June 30, 2016	$137,500.00
September 30, 2016	$137,500.00
December 31, 2016	$137,500.00

March 31, 2017	$137,500.00
June 30, 2017	$137,500.00
September 30, 2017	$137,500.00
December 31, 2017	$137,500.00

March 31, 2018	$137,500.00
June 30, 2018	$137,500.00
September 30, 2018	$137,500.00
December 31, 2018	$137,500.00

March 31, 2019	$137,500.00
June 30, 2019	$137,500.00
September 30, 2019	$137,500.00
December 31, 2019	$137,500.00

March 31, 2020	$137,500.00
June 30, 2020	$137,500.00
September 30, 2020	$137,500.00

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.11, 2.12 and 2.13, as applicable and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

Section 2.11 Voluntary Prepayments. The Borrower may not voluntarily prepay the Loans in whole or in part on or prior to the first anniversary of the Closing Date. At any time and from time to time after the first anniversary of the Closing Date (a) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day, without premium or penalty in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount; and (b) with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans only on the last day of the applicable interest period without premium or penalty, unless the Borrower pays any related breakage costs, as specified in Section 2.16(c), in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Notwithstanding anything to the contrary contained herein, each prepayment made pursuant to this Section 2.11 shall be accompanied by the payment of any Applicable Prepayment Premium and accrued interest to the date of such payment on the amount prepaid. All such prepayments shall be made (1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans or (2) upon not less than three (3) Business Days’ prior written notice in the case of Eurodollar Rate Loans in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent shall promptly transmit such original notice for Term Loans in writing to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.13(a).

Section 2.12 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of Net Cash Proceeds in an aggregate amount exceeding $2,000,000 in any Fiscal Year (it being understood that such Net Cash Proceeds shall be immediately deposited into a Deposit Account which is subject to a Deposit Account Control Agreement) in respect of any Asset Sale, the Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Cash Proceeds (other than the portion thereof constituting proceeds of Revolver Priority Collateral, if and to the extent that such proceeds are required to be distributed to the Revolving Credit Agent and applied to prepay outstanding obligations under the Revolving Credit Facility pursuant to and in accordance with the Revolving Credit Documents); provided, that, so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the written notice described in this clause (a) or at the proposed time of the investment of such Net Cash Proceeds as described in this clause (a), the Borrower shall have the option, upon written notice to the Administrative Agent (such notice to include a description of the assets subject to such proposed Asset Sale and the amount of the estimated Net Cash Proceeds (including the estimated Net Cash Proceeds attributable to the Revolver Priority Collateral and the Term Loan Priority Collateral, respectively) to be received by a Loan Party and/or such Subsidiary in respect thereof), directly or through one or more of its Subsidiaries that is a Loan Party, to reinvest (or commit to reinvest) such Net Cash Proceeds within one hundred eighty (180) days of receipt thereof in productive assets of the general type used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such one hundred eighty (180) day period, Borrower, directly or through one or more of its Subsidiaries that is a Loan Party, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional ninety (90) day period, such one hundred eighty (180) day period shall be extended to the date provided for such investment in such binding agreement); provided, further that to the extent any such Net Cash Proceeds therefrom have not been so applied by the end of such one hundred eighty (180) day period (or if only a commitment to re-invest has been made during the initial one hundred eighty (180) day period, by the end of such longer period as provided in this Section 2.12) at any time during such one hundred eighty (180) day period (or if applicable, such longer period as provided in this Section 2.12) an Event of Default shall have occurred and be continuing, then at such time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(b) Tax Refunds. No later than the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds (it being understood that such Net Cash Proceeds shall be immediately deposited into a Deposit Account which is subject to a Deposit Account Control Agreement) in respect of any Income Tax refunds (for the avoidance of doubt after reduction of any refunds that are required to be repaid to the Seller under the Purchase Documents), the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided, that any prepayment pursuant to this Section 2.12(b) shall not be subject to any Applicable Prepayment Premium.

(c) Insurance/Condemnation Proceeds. No later than (1) the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds (it being understood that such Net Cash Proceeds shall be immediately deposited into a Deposit Account which is subject to a Deposit Account Control Agreement) of the type described in clause (b) of the definition thereof, or (2) by the Administrative Agent as loss payee, of any Net Cash Proceeds of the type described in clause (b) of the definition thereof, the Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Cash Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described in the following clause (ii) or at the proposed time of the investment of such Net Cash Proceeds as described in the following clause (ii) the Borrower shall have the option, upon written notice to the Administrative

Agent, directly or through one or more of its Subsidiaries that is a Loan Party to reinvest (or commit to reinvest) an amount no greater than $1,000,000 of such Net Cash Proceeds within one hundred eighty (180) days of receipt thereof in productive assets of the general type used in the business of the Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further that to the extent any such Net Cash Proceeds therefrom have not been so applied by the end of such one hundred eighty (180) day period (or if only a commitment to re-invest has been made during the initial one hundred eighty (180) day period, by the end of a two hundred and seventy (270) day period at any time during such one hundred eighty (180) day period (or if applicable, such two hundred and seventy (270) day period) an Event of Default shall have occurred and be continuing, then at such time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied; provided, further, that any prepayment pursuant to this Section 2.12(c) shall not be subject to any Applicable Prepayment Premium.

(d) [Reserved].

(e) Issuance or Incurrence of Debt. No later than the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds (it being understood that such Net Cash Proceeds shall be immediately deposited into a Deposit Account which is subject to a Deposit Account Control Agreement) from the issuance or incurrence of any Indebtedness of any Loan Party or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be issued or incurred pursuant to Section 6.01), the Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Cash Proceeds.

(f) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2016), the Borrower shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to (i) fifty percent (50%) of Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans pursuant to Section 2.13; provided, that any prepayment pursuant to this Section 2.12(f) shall not be subject to any Applicable Prepayment Premium.

(g) Extraordinary Receipts. No later than the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds (it being understood that such Net Cash Proceeds shall be immediately deposited into a Deposit Account which is subject to a Deposit Account Control Agreement) in respect of any Extraordinary Receipt, the Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Cash Proceeds; provided, that any prepayment pursuant to this Section 2.12(g) shall not be subject to any Applicable Prepayment Premium.

(h) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.12(a) through 2.12(g), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(i) Prepayments Generally.

(i) Nothing contained in this Section 2.12 shall permit Holdings or any of its Subsidiaries to take any action that is otherwise prohibited by the terms and conditions of this Agreement.

(ii) Not later than five (5) Business Days after the delivery by the Borrower of a notice of mandatory prepayment (which shall include the Section under which such prepayment is being made) pursuant to Section 2.12(a) through Section 2.12(e), each Lender shall notify the Administrative Agent by 12:00 p.m. (New York City time) on the date five (5) Business Days after receipt of such written notification whether it intends to accept or reject such offer. On the date five (5) Business Days after such written notification to the Administrative Agent, the Borrower shall prepay the Loans, if any, in an aggregate principal amount equal to the required payment. Any payment or part of a payment in respect of a mandatory prepayment may be declined by any Lender without prejudice to such Lender’s rights hereunder to accept or decline any future payments in respect of a mandatory prepayment. If a Lender has failed to respond within five (5) Business Days after any notice by the Borrower pursuant to Section 2.12(a) through Section 2.12(e), such Lender shall be deemed to have rejected such offer. Any payment so declined by any Lender hereunder shall be applied on a pro rata basis to the Loans of all Lenders (other than such declining Lender).

Section 2.13 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Term Loans (in the inverse order of the maturity of the installments due thereunder).

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.12(a) through 2.12(g) shall be applied to prepay Term Loans (in the inverse order of the maturity of the installments due thereunder).

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16(c).

Section 2.14 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt written notice to the Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

Section 2.15 Ratable Sharing. Lenders hereby agree among themselves, that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it in accordance with the express terms of this Agreement.

Section 2.16 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.07(f), to rescind such Borrowing Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.16 and under Section 2.17 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.16 and under Section 2.21.

Section 2.17 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or the Administrative Agent, as the case may be, shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender or the Administrative Agent, as the case may be, with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by the Administrative Agent or such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to the Administrative Agent or such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate the Administrative Agent or such Lender for any such increased cost or reduction in amounts received or receivable hereunder. The Administrative Agent or such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Administrative Agent or such Lender under this Section 2.17(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any such Lender’s holding company as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans, to a level below that which such Lender or such holding company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such holding company with regard to capital adequacy), then from time to time, within ten (10) days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, clauses (a) and (b) of this Section 2.17 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented. The Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any reductions in return incurred more than 180 days prior to the date that such Lender notifies the Borrower of such change giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided that if such claim arises by reason of a change in law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Loan Party hereunder and under other Loan Document shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding for or on account of, any Non-Excluded Taxes or Other Taxes.

(b) Withholding of Taxes. If any Loan Party or any other Person is required by Law to make any deduction or withholding for or on account of any Taxes from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Loan Party shall make such deduction and Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) in the case of Non-Excluded Taxes or Other Taxes, the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date an amount equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, that, for the avoidance of doubt, with respect to any Tax imposed, levied, collected, withheld or assessed by or pursuant to the laws of the United States of America or any political subdivision thereof or therein, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to an assignment request by the Borrower under Section 2.21) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts. For the avoidance of doubt, the failure to give notice in clause (i) above shall not require Borrower to pay amounts with respect to Non-Excluded Taxes or Other Taxes in excess of those amounts already set forth in this Section 2.18(b).

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of all other Lenders), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two (2) original copies of Internal Revenue Service Form W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Non-U.S. Lender, and such other documentation required under the

Internal Revenue Code and reasonably requested by the Borrower to establish that such Non-U.S. Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Non-U.S. Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (ii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (1) a Certificate re Non-Bank Status to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” (as defined in section 957 of the Internal Revenue Code) related to any Loan Party within the meaning of section 864(d)(4) of the Internal Revenue Code, and two (2) original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.18(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two (2) new original copies of Internal Revenue Service Form W-8BEN-E, W-8ECI, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s or obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.18, the term “Law” includes FATCA, and solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(d) Without limiting the provisions of Section 2.18(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable Law. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e) The Borrower and Holdings shall jointly and severally indemnify the Administrative Agent and any Lender for the full amount of any Non-Excluded Taxes for which additional amounts are required to be paid pursuant to Section 2.18(b) and Other Taxes, in each case arising in connection with payments made under this Agreement or any other Loan Document (including any such Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Loan Party’s receipt of such certificate.

(f) Tax Refunds. If the Administrative Agent or Lender determines that it has received a refund of any Non-Excluded Taxes or Other Taxes, or if Borrower informs the Administrative Agent or Lender that a refund is available, as to which the Administrative Agent or Lender has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, the Administrative Agent or Lender shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other person. Notwithstanding anything to the contrary, in no event will any Lender be in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid.

Section 2.19 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.19 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.20 Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the provisions set forth in the following clauses (a) and (b) shall apply for so long as such Lender is a Defaulting Lender:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by either Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.21 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments, in either case, under Section 2.16(b), 2.17 or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or Defaulting Lender; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender (including with respect to a Non-Consenting Lender, 100% of the Applicable Prepayment Premium that would otherwise be due to that Lender if the Loans of the Terminated Lender were prepaid by the Borrower in accordance with Section 2.11); (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.09, Section 2.16(c), 2.17 or 2.18 or otherwise; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, that the Borrower may not make such election with respect to any Terminated Lender that is a Non-Consenting Lender unless the Borrower makes such election with respect to each Terminated Lender that is a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as an Increased-Costs Lender, a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender, Terminated Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a) Loan Documents. The Administrative Agent shall have received all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit D, each in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing or any other provision in any Loan Documents to the contrary, to the extent a perfected security interest in any Collateral (other than the perfection of security interests (i) in assets with respect to which a Lien may be perfected by the filing of a UCC financing statement, (ii) in federally registered Intellectual Property with respect to which a Lien may be perfected by the filing of an Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office or (iii) in Equity Interests and instruments with respect to which a Lien may be perfected by the delivery of a stock or other certificate or such instrument, together with a stock power, assignment separate from certificate or allonge duly executed in blank to the extent possession of such certificates or instruments perfects a security interest therein) is not able to be provided on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the initial Loans on the Closing Date but shall be required to be provided and/or perfected within sixty (60) days after the Closing Date (subject to any extensions as may be granted by the Administrative Agent in its reasonable discretion).

(b) Related Transactions. (i) The Acquisition and all other Related Transactions shall be consummated prior to or substantially simultaneously with the funding of the initial Loans on the Closing Date (A) in compliance with all applicable Laws and (B) in all material respects in accordance with the terms of the Purchase Documents and all other Related Documents, as applicable; and (ii) the Administrative Agent shall have received evidence that the Borrower shall have received not more than $12,500,000 of Revolving Loans on the Closing Date on terms and conditions reasonably satisfactory to the Administrative Agent.

(c) Intercreditor Agreement. The Collateral Agent and the Lenders shall have agreed to reasonably satisfactory intercreditor arrangements with the Revolving Credit Agent and the Revolving Credit Lenders, and the Collateral Agent shall have received a fully executed Intercreditor Agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Lenders, and such Intercreditor Agreement shall be in full force and effect.

(d) Material Adverse Effect. Since December 31, 2014, there has not occurred either a “Buyer Material Adverse Effect” or a “Company Material Adverse Effect” (as each term is defined in the Purchase Agreement).

(e) Maximum Leverage Ratio. The ratio of (i) the amount of funded Indebtedness of Holdings and its Subsidiaries (inclusive of Capital Leases, but for the avoidance of doubt, excluding “Stock Consideration” (as such term is defined in the Purchase Agreement)) as of Closing Date after giving pro forma effect to the Related Transactions to (ii) Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the twelve-month period ended September 30, 2015, shall not be greater than 3.75:1.00.

(f) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate executed by the chief financial officer of Holdings.

(g) Representation and Warranties. The representations and warranties set forth in Article IV shall be true and correct in all respects on and as of the Closing Date after giving effect to the Acquisition and the other Related Transactions; provided that the only representations and warranties the accuracy of which shall be a condition precedent to the funding of the Loans on the Closing Date shall be (i) the Specified Representations (solely as it relates to the Acquired Business) and (ii) such of the representations and warranties made by the Seller in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent the Borrower has the right to terminate its obligations under the Purchase Agreement or not consummate the transactions contemplated thereby as a result of a breach of such representations in the Purchase Agreement (determined without regard to whether any notice is required to be delivered by Holdings thereunder and without regard to waiver or amendment (if adverse to the interests of the Lenders) of or to any such representations).

(h) Fees. The Borrower shall have paid, or made provision to pay from the proceeds of the Term Loans, to the Agents and the Lenders all reasonable, documented (in summary form), out-of-pocket costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter payable on the Closing Date.

(i) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the Related Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents or the Related Documents.

(j) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five (5) days prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to the Agents and each Lender on the Closing Date and on each Credit Date that the following statements are true and correct:

Section 4.01 Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations except in the case of clause (c) where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.02 Equity Interests and Ownership. The Equity Interests of each of the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion, exchange or exercise would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.03 Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04 No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not: (a) violate (i) any material provision of any Law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, (ii) any of the Organizational Documents of any Loan Party or any of its Subsidiaries or (iii) any material provision of any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect; or (e) affect any Loan Party’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Healthcare Permit.

Section 4.05 Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 4.06 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither any Loan Party nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party and its Subsidiaries taken as a whole.

Section 4.08 Projections. On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of Fiscal Year 2015 through and including Fiscal Year 2020 (the Projections”) are based on good faith estimates, accounting principles consistent with the Historical Financial Statements of the Borrower and assumptions made by the management of Holdings; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of the Loan Parties believed that the Projections were reasonable and attainable.

Section 4.09 No Material Adverse Change. Since December 31, 2014, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10 Certain Fees. No broker’s or finder’s fee or commission shall be payable with respect to the transactions contemplated by the Related Documents, except as set forth on Schedule 4.10.

Section 4.11 Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable Law (including Environmental Laws and Health Care Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.12 Payment of Taxes. Except as otherwise permitted under Section 5.03, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all assessments, fees, Taxes and other governmental charges upon each Loan Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed Tax assessment against any Loan Party or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.13 Properties.

(a) Title. Each Loan Party and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.08. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and such Loan Party does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) Flood Zone Properties. No Mortgage encumbers improved real property that is located in a Flood Zone (except any such property as to which flood insurance has been obtained and is in full force and effect as required by this Agreement).

Section 4.14 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect: (a) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and any past noncompliance has been fully resolved without any pending, on-going or future obligation or cost; (b) each Loan Party and each of its Subsidiaries has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of their respective business; (c) there are and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or related to any Real Estate Assets; (d) there are no pending Environmental Claims against any Loan Party or any of its Subsidiaries, and no Loan Party nor any of its

Subsidiaries has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (e) no Lien imposed pursuant to any Environmental Law has attached to any Collateral and no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

Section 4.15 No Defaults. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, as of the Closing Date, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 4.17 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.19 Margin Stock. No Loan Party nor any of its Subsidiaries owns any Margin Stock.

Section 4.20 Employee Matters. No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against such Loan Party or any of its Subsidiaries or threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries or threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Loan Party or any of its Subsidiaries and (c) no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 4.21 Employee Benefit Plans. Each Loan Party, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee

Benefit Plan except where such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current fair market value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Loan Party, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero. Each Loan Party, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.22 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to fund a portion of the consideration and fees and expenses payable in connection with the consummation of the Acquisition.

Section 4.23 Solvency. The Loan Parties, taken as a whole, are and, immediately before and after giving effect to any Credit Extension shall be, Solvent.

Section 4.24 Compliance with Statutes, Etc. Each Loan Party and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of such Loan Party or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.25 Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.26 PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.27 Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties owns, or is licensed to use, all Intellectual Property necessary for or used in the conduct of its business as currently conducted, (ii) no claim has been asserted and is pending by any Person challenging or questioning the ownership, registration or use of any Intellectual Property of the Loan Parties or the validity or effectiveness of any Intellectual Property of the Loan Parties, nor is there any valid basis for any such claim and (iii) neither the use of Intellectual Property by each of the Loan Parties nor the conduct of its business infringes on the rights of any Person.

Section 4.28 Security Documents.

(a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge and Security Agreement) and the proceeds thereof and (i) when the certificates evidencing Pledged Equity Interests (as defined in the Pledge and Security Agreement) are delivered to the Collateral Agent (together with blank endorsements), the Lien created under the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests in each case prior and superior in right to any adverse claim of any other Person (other than Liens of the type described in Section 6.02), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.4 thereto, the Lien created under the Pledge and Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Pledge and Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Pledge and Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 5.4 thereto, the Lien created under the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Recorded Intellectual Property (as defined in the Pledge and Security Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

Section 4.29 Healthcare Matters.

(a) Each Loan Party and each Subsidiary of a Loan Party is in material compliance with all Health Care Laws and the requirements of Third Party Payor Programs applicable to it, its assets, business or operations. At all times during the six (6) calendar years immediately preceding the Closing Date, each Loan Party and each Subsidiary of a Loan Party (other than the Acquired Business) has been in material compliance with all Health Care Laws and the requirements of Third Party Payor Programs applicable to it, its assets, business or operations. There are no pending (or, to the knowledge of any Loan Party, threatened) investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or arbitrator (each a “Proceeding”) against or adversely affecting any Loan Party or any Subsidiary of any Loan Party, relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Healthcare Permit or Third Party Payor Program. To the knowledge of any Loan Party, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Proceeding against or affecting any Loan Party or any Subsidiary of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties have all material licenses, permits, approvals, registrations, certifications, accreditations, contracts, provider or supplier agreements, consents, qualifications and other authorizations necessary for the lawful conduct of their respective businesses or operations (including, without limitation, to provide laboratory testing services and to participate in and obtain reimbursement under all Third Party Payor Programs in which such parties participate), pursuant to all applicable Law, (“Healthcare Permits”). All Healthcare Permits are in full force and effect (except, in the case of any revocation, failure to renew, suspension or other termination of any Healthcare Permit, to the extent that such Healthcare Permit is reasonably expected to be reinstated within thirty (30) days). Copies of material licenses, permits, approvals, registrations, certifications, contracts, provider or supplier agreements, consents, qualifications and other authorizations shall be provided to the Administrative Agent upon request. No Loan Party is acting in material non-compliance under any Healthcare Permit and, to the Authorized Officers’ knowledge, no event has occurred and no condition exists, that with the giving of notice, the passage of time or both would constitute a violation thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof. Except for certain of the same that must be replaced to reflect new ownership in connection with the Related Transactions, which shall be timely completed and in accordance with all applicable Laws, the continuation, validity and effectiveness of Healthcare Permits will not be adversely affected by the transactions contemplated by this Agreement in a manner that could reasonably be expected to have a Material Adverse Effect.

(c) To the extent necessary to carry on its business and operations as currently conducted, the Loan Parties and/or their Subsidiaries are certified for participation and reimbursement under Medicare, Medicaid, the Federal Employees Dental and Vision Insurance Program, TRICARE/CHAMPUS or any similar federal or state healthcare benefits program for which the Loan Parties and/or their Subsidiaries are eligible to receive reimbursement from a Governmental Authority for items and services provided (collectively referred to as “Governmental Payors”). To the extent necessary to carry on its business and operations as currently conducted, each Loan Party and each of their respective Subsidiary holds, in full force and effect, all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program (“Third Party Payor Authorizations”). None of the Loan Parties or their Subsidiaries have received any notice from any Governmental Authority or Third Party Payor to revoke or terminate the Loan Parties’ or any of their Subsidiaries’ participation in any such Third Party Payor Programs, or are subject to pre-payment review, or currently have payment suspended by any Third Party Payor Programs. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Loan Party, threatened, which could reasonably result in a suspension, revocation, termination, material restriction or non-renewal of any Third Party Payor Authorization or result in any Loan Party’s or any of their Subsidiaries’ exclusion from any Third Party Payor Program, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) No Loan Party and no Subsidiary of any Loan Party, nor any officer, director or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, any partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) of 5% or more of the equity securities outstanding in any Loan Party or any Subsidiary of any Loan Party, nor to the knowledge of any Loan Party or any Subsidiary of any Loan Party any Licensed Personnel of any Loan Party or any Subsidiary of any Loan Party, has been (or, to the Authorized Officers’ knowledge, has been threatened to be) (i) excluded from any Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable Laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Governmental Payor program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(e) Other than the open billing adjustments disclosed to the Administrative Agent in writing prior to the Closing Date, all billings and claims submitted by a Loan Party and/or of its Subsidiaries, as applicable, to a Governmental Payor have been complete and accurate in all material respects and have been prepared in material compliance with applicable Law. Other than the open billing adjustments disclosed to the Administrative Agent in writing prior to the Closing Date, each of the Loan Parties and their Subsidiaries, as applicable, has paid or caused to be paid, all known overpayments which have become due under or are owed to any Third Party Payor.

(f) Except as set forth on Schedule 4.29, none of the Loan Parties or their Subsidiaries has received written notice of any Governmental Payor program integrity review conducted outside the ordinary course of business or investigation by, or received a subpoena or demand from, any Governmental Authority related to alleged fraud, waste or abuse or other violation of Law allegedly committed by a Loan Party or Subsidiary.

(g) Except as set forth on Schedule 4.29, all material reports, documents, claims, notices or requests for approval required to be filed, obtained, maintained or furnished to any Governmental Authority have in all material respects been timely filed, obtained, maintained or furnished, and all such reports, documents, claims, notices and requests for approval were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). No Loan Party and no Subsidiary of any Loan Party, nor any officer, affiliate, employee or agent of any Loan Party or any Subsidiary of any Loan Party, has made an untrue statement of material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a violation of any Health Care Law that would reasonably be expected to cause a Material Adverse Effect.

(h) To the extent applicable to any Loan Party, or any Person acting on behalf of any Loan Party, and for so long as (a) any Loan Party, or any Person acting on behalf of any Loan Party, is a “covered entity” as defined in 45 C.F.R. § 160.103, (b) any Loan Party, or any Person acting on behalf of any Loan Party, is a “business associate” as defined in 45 C.F.R. § 160.103, and/or (c) any Loan Party, or any Person acting on behalf of any Loan Party, sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Loan Party or any Person acting on behalf of any Loan Party, as the case may be are in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA and any comparable state laws with respect to the Protected Health Information maintained by or for the Borrower, any other Loan Party or any Subsidiary, in each case. No validation review, program integrity review, audit or other investigation related to any Loan Party or any Subsidiary of any Loan Party or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral is scheduled, pending or, to the knowledge of any Loan Party, threatened, in each case.

(i) No Loan Party and no Subsidiary of any Loan Party, nor any officer, director or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, any partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 1001.1001) of 5% or more of the equity securities outstanding in any Loan Party or any Subsidiary of any Loan Party or any Subsidiary of any Loan Party is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning the Loan Parties’ compliance with the Health Care Laws.

(j) To the knowledge of each Loan Party and each Subsidiary of each Loan Party, all Licensed Personnel have complied and currently are in material compliance with all applicable Health Care Laws, and hold, and at all times that such Persons have been Licensed Personnel of any Loan Party or any Subsidiary of any Loan Party, have held, all professional licenses and other Healthcare Permits and all Third Party Authorizations required in the performance of such Licensed Personnel’s duties for such Loan Party or such Subsidiary, and each such Healthcare Permit and Third Party Payor Authorization is in full force and effect, and no suspension, revocation, termination, impairment, adverse modifications or non-renewal of any such Healthcare Permit or Third Party Payor Authorization is pending or threatened.

(k) Each Loan Party and each of their respective Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by Law, except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

Section 4.30 Inactive Subsidiaries. No Inactive Subsidiary has any assets.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations not yet due and payable), such Loan Party shall, and shall cause each of its Subsidiaries to:

Section 5.01 Financial Statements and Other Reports. In the case of Holdings, deliver to the Administrative Agent (which shall furnish to each Lender):

(a) Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month ending after the Closing Date, commencing with the month in which the Closing Date occurs, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and in Microsoft Excel or an Excel compatible spreadsheet program, together with a Financial Officer Certification with respect thereto and (ii) the revenue statistics analysis by test type and client type consistent in form to the reports delivered to the Administrative Agent prior to the Closing Date; provided that, (A) until the month ending September 30, 2016 or such later month ending thereafter as the Administrative Agent may agree, solely in respect of the Acquired Business, the revenue statistics analysis may be based upon gross revenue so long as it includes volume metrics and (B) for each month ending thereafter, the revenue statistics analysis by test type and client type in respect of the Acquired Business shall be consistent in form to the reports delivered to the Administrative Agent prior to the Closing Date.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (or sixty (60) days after the fourth Fiscal Quarter) of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated unaudited balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and in Microsoft Excel or an Excel compatible spreadsheet program, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated audited balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; (ii) with respect to such consolidated financial statements a report thereon prepared by independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); and (iii) a summary unaudited consolidating balance sheet and income statement of Holdings and its Subsidiaries for such Fiscal Year;

(d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.01(b) and 5.01(c), a duly executed and completed Compliance Certificate;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.01(b) or 5.01(c) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(f) Notice of Default. Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) that any Person has given any notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower (or such Loan Party) has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of any Loan Party obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document written notice thereof together with such other information as may be reasonably available to Holdings or the Borrower to enable the Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon the occurrence of or upon any officer of any Loan Party becoming aware of the forthcoming occurrence of (A) any ERISA Event, (B) the adoption of any new Pension Plan by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates, (C) the adoption of an amendment to a Pension Plan if such amendment results in a material increase in benefits or unfunded liabilities or (D) the commencement of contributions by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates to a Multiemployer Plan or Pension Plan, a written notice specifying the nature thereof, what action such Loan Party, its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than sixty (60) days following the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (1) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and a summary of the major assumptions on which such forecasts are based in form and detail reasonably acceptable to the Administrative Agent and (2) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year and each fiscal quarter of each other Fiscal Year;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from the Loan Parties’ insurance broker(s) in form and substance satisfactory to the Collateral Agent outlining all material insurance coverage maintained as of the date of such certificate by the Loan Parties and their Subsidiaries;

(k) Information Regarding Collateral.

(i) The Borrower shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s name, (B) in any Loan Party’s identity or corporate structure, (C) in any Loan Party’s jurisdiction of organization or (D) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected First Priority security interest in all the Term Loan Priority Collateral and Second Priority security interest in all the Revolver Priority Collateral, in each case as contemplated in the Security Documents;

(ii) Each Loan Party also agrees promptly to notify (or to have the Borrower notify on its behalf) the Collateral Agent if any material portion of the Collateral is damaged or destroyed; and

(iii) Concurrently with the delivery thereof to the Revolving Credit Agent, copies of all “Borrowing Base Certificates” (as defined in the Revolving Credit Agreement in effect as of the Closing Date);

(l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), each Loan Party shall deliver to the Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Information Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.01(l) and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Information Certificate) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(m) Management Letters. Promptly after the receipt thereof by Holdings or the Borrower or any of their respective Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(n) Certification of Public Information. The Loan Parties hereby acknowledge that the Administrative Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized the Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(o) Defaults Under Material Contracts or Material Indebtedness. Promptly upon any officer of any Loan Party or any of its Subsidiaries obtaining knowledge of any condition or event that constitutes a default or an event of default under any Material Contract or Material Indebtedness or that notice has been given to any Loan Party or any of its Subsidiaries with respect thereto, a certificate of an Authorized Officer of such Loan Party specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action such Loan Party or the Borrower has taken, is taking and proposes to take with respect thereto;

(p) Healthcare Related Notices.

(i) Any plan to file or filing by Loan Party or its Subsidiaries of a self-disclosure of violation of any applicable Laws with any Governmental Authority for which the reasonably expected settlement amount, the total monetary liability (inclusive of any penalties) or the value of claims at issue exceeds $150,000, including, but not limited to, disclosures filed under the Self-Referral Disclosure Protocol established by the Centers for Medicare & Medicaid Services, the Self-Disclosure Protocol established by the Office of Inspector General of the U.S. Department of Health and Human Services or a required notification of a breach under the HITECH Act;

(ii) Any health care survey, report or other communication related to licensure, accreditation, or participation in any Third Party Payor Program outside the ordinary course of business that includes any statement of material deficiencies pertaining to any Loan Party or any Subsidiary;

(iii) Any validation review, program integrity review or material reimbursement audits outside the ordinary course of business related to any Loan Party or any Subsidiary in connection with any Third Party Payor Program;

(iv) Any claim to recover any alleged overpayments with respect to any receivables in excess of $250,000 in the aggregate;

(v) Notice of any material reduction in the level of reimbursement expected to be received with respect to receivables;

(vi) The occurrence of any reportable event as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Loan Party or any Subsidiary of any Loan Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any;

(vii) The commencement of any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority (A) affecting any Loan Party or any property of any Loan Party that alleges potential or actual violations of any Health Care Law by any Loan Party or (B) that, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, alleges potential or actual violations of any Health Care Law by any of its Licensed Personnel;

(viii) That any Loan Party or any Subsidiary of any Loan Party, any officer, or, to the knowledge of any Loan Party or any Subsidiary of any Loan Party, any manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) of 5% or more of the equity securities outstanding in any Loan Party or any Subsidiary of any Loan Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) to the knowledge of any Loan Party, has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(ix) Any pending or, to the knowledge of any Loan Party, threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against any Loan Party or any Subsidiary of any Loan Party, or, to the knowledge of any Loan Party, any Licensed Personnel;

(x) Any changes in any Health Care Law (including the adoption of a new Health Care Law) known to any Loan Party or any Subsidiary or any Loan Party that would reasonably be expected to have, in the aggregate, a Material Adverse Effect;

(xi) Any pending or, to the knowledge of any Loan Party, threatened revocation, suspension, termination, probation, material restriction or limitation, or non-renewal with respect to any Healthcare Permit or Third Party Payor Authorization; and

(xii) Any non-routine and material inspection of any facility of any Loan Party or any Subsidiary of any Loan Party by or on behalf of any Governmental Authority; and

(q) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or any of its Subsidiaries to their security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority and (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries; provided that the filing of any such information (other than, for the avoidance of doubt, the financial statements and related information required to be delivered by Holdings to the Administrative

Agent pursuant to Sections 5.01(a), 5.01(b) and 5.01(c)) with the SEC shall constitute delivery hereunder and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02 Existence. Except as otherwise permitted under Section 6.08, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, that no Loan Party (other than Holdings and the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03 Payment of Taxes and Claims. Pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Loan Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

Section 5.04 Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Loan Parties and their Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.05 Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries, as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide that the insurer affording coverage (with respect to property and liability insurance) will provide for at least thirty (30) days’ prior written notice to the Borrower or the Collateral Agent of any modification or cancellation of such policy.

Section 5.06 Books and Records; Inspections. Maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records (including electronic copies) and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Loan Parties shall only be liable for the costs of one (1) such inspection during any calendar year.

Section 5.07 Lenders’ Meetings. In the case of each of Holdings and the Borrower, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call).

Section 5.08 Compliance with Contractual Obligations and Laws. Comply, and cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all Contractual Obligations and all applicable Laws (including all Environmental Laws and Health Care Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Compliance. Use and operate all of its Facilities in compliance with all Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any Environmental Laws, and handle all Hazardous Materials in compliance with all Environmental Laws, in each case except where the failure to comply with the terms of this Section 5.09 could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Subsidiaries.

(a) In the case of Holdings, in the event that any Person becomes a Subsidiary of Holdings (other than an Excluded Foreign Subsidiary) after the date hereof, (a) promptly (and in any event within ten (10) days) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as the Administrative Agent may reasonably request, including, without limitation, the following:

(i) (1) copies of Organizational Documents executed and delivered by such Subsidiary, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (2) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (3) resolutions of the board of directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party or by which it or its assets may be bound, certified by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, but solely to the extent failure to be so qualified could reasonably be expected to have a Material Adverse Effect; and (5) such other documents as the Collateral Agent may reasonably request; and

(ii) In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority or Second Priority, as applicable, security interest in the personal property Collateral, the Loan Parties shall have delivered to the Collateral Agent with respect to such Person:

(1) evidence satisfactory to the Collateral Agent of the compliance by such Person of its obligations under the Pledge and Security Agreement and the other Security Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(2) a completed Information Certificate and executed by an Authorized Officer of such Person, together with all attachments contemplated thereby;

(3) fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions;

(4) opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which such Person or any personal property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(5) evidence that such Person shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including a Collateral Access Agreement executed and delivered by the landlord of any leasehold interest of such Person) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent;

(b) In the case of Holdings, with respect to any new Foreign Subsidiary created or acquired after the Closing Date by Holdings or any of its Subsidiaries, promptly (and in any event within ten (10) days) execute deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 5.10(a)(i), and Holdings shall take all of the actions referred to in Section 5.10(a)(ii) necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in the Equity Interests of such new Subsidiary that is owned by Holdings or any of its Subsidiaries; provided, that (i) to the extent any such new Foreign Subsidiary is created following the Closing Date, sixty five percent (65.00%) of the common Equity Interests of any such Foreign Subsidiary be will be pledged to the Collateral Agent as security for the Loans, (ii) the Borrower shall not pledge the remaining thirty five percent (35.00%) of the common Equity Interests of any such Foreign Subsidiary to any other Person (other than as required by local law) and (iii) the Borrower shall not issue any preferred Equity Interests in such Foreign Subsidiary unless one hundred (100%) percent of such preferred Equity Interests are pledged to the Collateral Agent as security for the Loans (other than as required by local law), provided, further, that in no event shall any voting or non-voting equity of any Domestic Subsidiary, all of the voting stock of which is owned by a Foreign Subsidiary, be required to be pledged.

(c) With respect to each new Subsidiary, Holdings shall promptly send to the Collateral Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of Holdings; and such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

Section 5.11 Additional Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the First Priority Lien of the Security Documents in favor of the Collateral Agent, for the benefit of Secured Parties, in the case of such Loan Party, promptly take all such actions and execute and deliver, or cause to be executed and delivered, all Mortgage Deliverables with respect to each such Material Real Estate Asset that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien in such Material Real Estate Assets. In addition, upon the Collateral Agent’s request, such Loan Party shall deliver to the Collateral Agent a copy of all consultant’s reports, environmental site assessments or other material documents in possession of the Loan Parties to determine if such Material Real Estate Asset is subject to material Environmental Claims.

Section 5.12 Additional Collateral. With respect to any assets or property acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than (x) any assets or property described in Section 5.11 or this Section 5.12, (y) any assets or property subject to a Lien expressly permitted by Section 6.02(m), and (z) assets or property acquired by an Excluded Foreign Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected First Priority Lien or Second Priority Lien, as applicable, promptly (i) execute and deliver to the Collateral Agent such amendments to the Pledge and Security Agreement or such other documents as the Collateral Agent deems necessary or advisable, in the judgment of the Collateral Agent, to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority Lien or Second Priority Lien, as applicable in such assets or property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority Lien or Second Priority Lien, as applicable, in such assets or property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Collateral Agent.

Section 5.13 Intellectual Property. The Borrower shall take all steps reasonably necessary from time to time to ensure that (i) the Borrower or one of its Domestic Subsidiaries shall be the legal and record owner of all material Intellectual Property owned by Holdings, the Borrower their respective present and future direct and indirect Subsidiaries (whether now owned or hereafter acquired), (ii) the Borrower or one of its Subsidiaries shall maintain all material Intellectual Property and, where possible, apply for renewals or other extensions of legal protection pertaining to all material Intellectual Property and (iii) appropriate intercompany licensing arrangements are in place to allow intercompany access to, and payment for, such Intellectual Property.

Section 5.14 Further Assurances. At any time or from time to time upon the request of the Administrative Agent or the Collateral Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as any of the Secured Parties may reasonably request in order to effect fully the purposes of the Loan Documents or to more fully perfect or renew the rights of any of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Holdings or any Subsidiary which may be deemed to be part of the Collateral). In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings and its Subsidiaries and all of the outstanding Equity Interests of the Borrower and its Subsidiaries including taking all actions necessary to assist and cooperate with the Administrative Agent in the preparation and completion of a collateral audit by the Administrative Agent (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries); provided that the Borrower shall not be required to pay for more than one collateral audit per year in the absence of any Event of Default. Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be required to obtain from Holdings or any of its Subsidiaries for such consent, approval, recording, qualification or authorization.

Section 5.15 Cash Management; Controlled Investments.

(a) Each Loan Party shall establish and maintain cash management services of a type and on terms reasonably satisfactory to the Collateral Agent at one or more of the banks set forth on Schedule 5.2 of the Pledge and Security Agreement (each a “Cash Management Bank”);

(b) Each Loan Party shall maintain a lockbox (a “Government Receivables Lockbox”) with a Cash Management Bank, which Government Receivables Lockbox shall relate to a corresponding Government Receivables Lockbox Account maintained with such Cash Management Bank. Each Loan Party shall execute with the Cash Management Bank a Government Receivables Lockbox Account Agreement in form and substance reasonably satisfactory to the Collateral Agent. Each Government Receivables Lockbox Account Agreement shall provide, among other things, that (i) the Cash Management Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Government Receivables Lockbox Account other than for payment of its service fees and other charges directly related to the administration of such Government Receivables Lockbox Account and for returned checks or other items of payment and (ii) pursuant to the sweep instructions of the applicable Loan Party, the Cash Management Bank will forward, by daily sweep, all amounts in the Government Receivables Lockbox Account to an Approved Deposit Account. Each Loan Party hereby agrees that it will not change any sweep instruction set forth in any Government Receivables Lockbox Account Agreement without the prior written consent of the Collateral Agent. Each Loan Party shall (1) notify all Governmental Payors to make all payments to a Government Receivables Lockbox, (2) require that all Collections of Government Receivables are paid directly from the applicable Governmental Payors into the Government Receivables Lockbox for deposit into the corresponding Government Receivables Lockbox Account and (3) cause all Collections on Government Receivables that may be sent by a Governmental Payors directly to such Loan Party to be deposited promptly (and in any event within one (1) Business Day) into a Government Receivables Lockbox Account;

(c) Each Loan Party shall maintain a lockbox (a “Non-Government Receivables Lockbox”) with a Cash Management Bank, which Non-Government Receivables Lockbox shall relate to an Approved Deposit Account. Each Loan Party shall require that all Collections of Non-Government Receivables are paid directly from the applicable Account Debtor into the Non-Government Receivables Lockbox for deposit into an Approved Deposit Account. Each Loan Party shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by an Account Debtor to a Loan Party) into an Approved Deposit Account;

(d) Each Loan Party shall establish and maintain Deposit Account Control Agreements with the Collateral Agent and the applicable Cash Management Bank with respect to all Deposit Accounts other than Government Receivables Lockbox Accounts. Each such Deposit Account Control Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Loan Party and (ii) the Cash Management

Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Approved Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Approved Deposit Account and for returned checks or other items of payment;

(e) Each Loan Party shall deposit promptly in a Term Loan Priority Account promptly upon receipt the proceeds of all Term Loan Priority Collateral;

(f) So long as no Default or Event of Default has occurred and is continuing, the Loan Parties may amend Schedule 5.15 to add or replace a Cash Management Bank, Approved Deposit Account or Government Receivables Lockbox Account and shall upon such addition or replacement provide to the Collateral Agent an amended Schedule 5.15; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent, and (ii) prior to the time of the opening of such Approved Deposit Account or Government Receivables Lockbox Account, the applicable Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Deposit Account Control Agreement or Government Receivables Lockbox Account Agreement, as applicable. Each Loan Party shall close any of its Approved Deposit Accounts and Government Receivables Lockbox Accounts (and establish replacement Approved Deposit Accounts and Government Receivables Lockbox Accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within forty-five (45) days after notice from the Collateral Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to any Approved Deposit Account or Government Receivables Lockbox Account or the Collateral Agent’s liability under any Deposit Account Control Agreement or Government Receivables Lockbox Account Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment; and

Section 5.16 Collateral Access Agreements. Each Loan Party shall obtain a Collateral Access Agreement or, in the case of each leasehold interest of any Loan Party that is a Mortgaged Property, a Landlord Consent and Estoppel, as applicable, from the lessor of each leased property with respect to locations at which (i) books and records with respect to any Collateral are stored or located and (ii) laboratory diagnostic services are provided.

Section 5.17 Post-Closing Covenants. On or before the applicable date set forth on Schedule 5.17 for each action described therein, or such later date agreed to in writing by the Administrative Agent in its sole discretion, Borrower shall take, or cause to be taken, the action specified and deliver the required agreements or documents, as applicable. The failure to have taken such actions or deliver such agreements or documents by the date set forth on Schedule 5.17 (as such date may be extended in Administrative Agent’s sole discretion as provided herein) shall be an Event of Default.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than (x) obligations under Interest Rate Agreements not yet due and payable and (y) contingent indemnification obligations not yet due and payable), such Loan Party shall not, nor shall it cause or permit any of its Subsidiaries to:

Section 6.01 Indebtedness. Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary Guarantor owed to the Borrower or to any other Subsidiary Guarantor, or of the Borrower owed to any Subsidiary Guarantor; provided, that (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Loan Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Subsidiary Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.06(d);

(c) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(g) guaranties by the Borrower of Indebtedness of a Subsidiary Guarantor or guaranties by a Subsidiary Guarantor of Indebtedness of the Borrower or another Subsidiary Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations to at least the same degree that the guarantied Indebtedness is subordinated to the Obligations;

(h) Indebtedness existing on the Closing Date and described on Schedule 6.01, including Permitted Refinancings thereof;

(i) Indebtedness of the Borrower or its Subsidiaries with respect to (i) Capital Leases, or (ii) purchase money Indebtedness of the Borrower or its Subsidiaries, and in each case Permitted Refinancings thereof; provided that (A) the aggregate amount of Indebtedness outstanding pursuant to clauses (i) and (ii) shall not at any time exceed the greater of (1) $30,000,000 and (2) an amount equal to the product of (y) the Consolidated Adjusted EBITDA for the four (4) Fiscal Quarter period most recently ended for which financial statements and a related Compliance Certificate have been delivered to the Administrative Agent in accordance with Sections 5.01(b) and 5.01(d), respectively, and (z) three-quarters of one percent (0.75) (2), (B) no Default or Event of Default shall have occurred and be continuing or shall be caused by the incurrence of any such Indebtedness, (C) the Loan Parties shall be in compliance with the Financial Covenants on a pro forma basis after giving effect to the incurrence of any such Indebtedness as of the last day of the trailing twelve (12) month period most recently ended for which financial statements have been delivered to the Administrative Agent in accordance with Section 5.01(a), 5.01(b) or 5.01(c), as applicable (as determined in accordance with Section 6.07(c)) (assuming, for purposes of this calculation, that (1) the maximum Total Leverage Ratio permitted as of the last day of such period is 0.50:1.00 lower than the maximum Total Leverage Ratio set forth in Section 6.07(b) for the last day of the Fiscal Quarter most recently ended and (2) the minimum Fixed Charge Coverage Ratio permitted as of the last day of such period is the minimum Fixed Charge Coverage Ratio set forth in Section 6.07(a) for the last day of the Fiscal Quarter most recently ended) and (D) any Indebtedness described in clause (ii) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(j) (i) Indebtedness arising under the Revolving Credit Agreement in an aggregate amount not to exceed the amount permitted under the Intercreditor Agreement and (ii) guaranties arising under the Revolving Credit Documents;

(k) unsecured Indebtedness incurred by Holdings (“Permitted Subordinated Holdings Debt”); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of, or shall be caused by, the incurrence of such Indebtedness, (ii) the Total Leverage Ratio on a pro forma basis after giving effect to the incurrence of any such Indebtedness as of the last day of the trailing twelve (12) month period most recently ended for which financial statements have been delivered to the Administrative Agent in accordance with Section 5.01(a), 5.01(b) or 5.01(c), as applicable (as determined in accordance with Section 6.07(c)) shall be less than or equal to the greater of (A) the maximum Total Leverage Ratio permitted under Section 6.07(b) as of the last day of the Fiscal Quarter most recently ended less 0.50 and (B) 3.00:1.00, (iii) no principal payment or prepayment with respect to such Indebtedness shall be due earlier than 180 days after the Term Loan Maturity Date, (iv) Holdings shall not pay, and the holders of such Indebtedness shall not receive, any payments in cash with respect to such Indebtedness during the term of this Agreement, (v) the payment of all obligations arising in respect of such Indebtedness shall be subordinated in full to the payment of the Obligations pursuant to a subordination agreement satisfactory to the Administrative Agent and (vi) the other terms and conditions applicable to any such Indebtedness (and any amendments thereto) shall be reasonably satisfactory to the Administrative Agent;

(l) Indebtedness owed to any Person providing property, casualty, liability, worker’s compensation, health, disability or other employee benefits insurance, or other insurance to the Borrower or any Subsidiary Guarantor, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(m) unsecured Indebtedness owing to sellers of assets or Equity Interests to the Borrower or any Wholly Owned Subsidiary Guarantor that is incurred by the Borrower or such Wholly Owned Subsidiary Guarantor in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such Indebtedness outstanding under this Section 6.01(m), when combined with the aggregate amount payable with respect to all Indebtedness incurred pursuant to Section 6.01(n) at any time outstanding, does not exceed $5,000,000 and (ii) the payment of all obligations arising in respect of such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent and the other terms and conditions applicable to any such Indebtedness (and any amendments thereto) shall be reasonably satisfactory to the Administrative Agent;

(n) unsecured Indebtedness of the Borrower or any Wholly Owned Subsidiary Guarantor in respect of earn-outs owing to sellers of assets or Equity Interests to the Borrower or such Wholly Owned Subsidiary Guarantor incurred in connection with the consummation of one or more Permitted Acquisitions so long as (i) the maximum aggregate amount payable with respect to such Indebtedness at any time outstanding (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of such Indebtedness), when combined with the aggregate principal amount of all Indebtedness pursuant to Section 6.01(m) at any time outstanding, does not exceed $5,000,000 and (ii) the other terms and conditions applicable to any such Indebtedness (and any amendments thereto) shall be reasonably satisfactory to the Administrative Agent;

(o) Indebtedness of a Person whose assets or Equity Interests are acquired by the Borrower or any Wholly Owned Subsidiary Guarantor in a Permitted Acquisition, in each case other than Indebtedness arising in connection with revolving credit facilities or commitments therefor; provided that such Indebtedness (i) is either purchase money Indebtedness or a Capital Lease with respect to Equipment, (ii) was in existence prior to the date of such Permitted Acquisition and (iii) was not incurred with, or in contemplation of, such Permitted Acquisition;

(p) unsecured Indebtedness of Holdings or any of its Subsidiaries owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with repurchase or the redemption by Holdings or such Subsidiary of the Equity Interests of Holdings that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $100,000 and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent;

(q) the incurrence by the Borrower or any Subsidiary Guarantor of Indebtedness arising under hedge agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and the Subsidiary Guarantors’ operations and not for speculative purposes;

(r) unsecured Indebtedness incurred in the ordinary course of business in respect of credit cards, debit cards or commercial cards in an aggregate amount not to exceed at any time $2,000,000;

(s) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness; and

(t) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $500,000.

Section 6.02 Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Loan Party or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries and that, in the aggregate, do not materially detract from the value of the property subject thereto;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased;

(g) Liens solely on any Cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any Subsidiary Guarantor in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary Guarantor;

(l) Liens existing on the date hereof and described in Schedule 6.02;

(m) Liens securing Indebtedness permitted pursuant to Section 6.01(i); provided, that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens securing Indebtedness permitted pursuant Section 6.01(j) to the extent such Liens are subject to the Intercreditor Agreement;

(o) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under this Agreement;

(p) Liens on amounts deposited to secure the Borrower’s and the Subsidiary Guarantors’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(q) any Lien that is a replacement of a Permitted Lien so long as such replacement Lien only encumbers those assets that secured the original Indebtedness;

(r) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the incurrence of such Indebtedness is permitted pursuant to Section 6.01(i); and

(s) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding.

Section 6.03 No Further Negative Pledges. Except with respect to (a) this Agreement and the other Loan Documents, (b) the Revolving Credit Agreement and the other Revolving Credit Documents, (c) specific assets or property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the assets or property secured by such Liens or the assets or property subject to such leases, licenses or similar agreements, as the case may be), enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.04 Restricted Payments. Directly or indirectly through any manner or means nor shall it permit any of its Affiliates directly or indirectly through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) any Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to the Borrower or any Solvent Wholly Owned Subsidiary Guarantor;

(b) the Borrower may make Restricted Payments to Holdings to the extent necessary to permit Holdings to pay general administrative costs and expenses incurred in the ordinary course of business and then due and payable;

(c) for so long as Holdings and its Subsidiaries are members of the same affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local income tax law), the Borrower may make Restricted Payments to Holdings to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries as part of such an affiliated group of which Holdings is the common parent within the meaning of Section 1504 of the Internal Revenue Code, provided that such Restricted Payment shall not exceed the aggregate amount that would be payable by the Borrower and its Subsidiaries if they filed Tax returns on a stand-alone basis, in each case so long as Holdings applies the amount of any such Restricted Payment for such purpose

(d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Payments to Holdings in an amount not to exceed $250,000 in any Fiscal Year and in an aggregate amount not to exceed $1,000,000 during the term of this Agreement to permit Holdings to purchase common stock or common stock options of Holdings from present or former officers or employees of Holdings or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee; and

(e) Holdings may repurchase Holdings’ Series A Preferred Stock in an aggregate principal amount not exceeding $110,000,000 plus any PIK dividends thereon pursuant to the terms of the Purchase Documents so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (ii) any such Restricted Payment is made with a portion of the Net Cash Proceeds received from the issuance of (A) any Equity Interest (other than Disqualified Equity Interests) by Holdings or (B) any Permitted Subordinated Holdings Debt.

Section 6.05 Restrictions on Subsidiary Distributions. Except as provided herein or in the Revolving Credit Agreement and the other Revolving Credit Documents, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any Guarantor, (c) make loans or advances to the Borrower or any other Guarantor, or (d) transfer, lease or license any of its property or assets to the Borrower or any other Guarantor other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(i) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement.

Section 6.06 Investments. Directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Solvent Wholly Owned Subsidiary Guarantor;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Loan Parties and their Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.01(b) and other Investments consisting of capital contributions in Subsidiaries which are Solvent Wholly Owned Subsidiary Guarantors;

(e) loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $250,000;

(f) Permitted Acquisitions permitted pursuant to Section 6.08;

(g) Investments described in Schedule 6.06;

(h) Investments consisting of Interest Rate Agreements;

(i) deposits of Cash made in the ordinary course of business to secure performance of operating leases;

(j) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition; and

(k) other Investments in an aggregate amount not to exceed $500,000 during the term of this Agreement so long as before and after giving effect to any such Investment no Default or Event of Default has occurred and is continuing; provided that no such Investments shall be made in any Inactive Subsidiary or the Specified Clarient JV.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07 Financial Covenants.

(a) Minimum Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, to be less than the correlative ratio indicated:

Fiscal Quarter End Date	Minimum Fixed Charge Coverage
March 31, 2016 and for each Fiscal Quarter ending thereafter through and including December 31, 2016	1.10:1.00

March 31, 2017 and for each Fiscal Quarter ending thereafter	1.25:1.00

(b) Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter End Date	Total Leverage Ratio
March 31, 2016	4.00:1.00

June 30, 2016 and September 30, 2016	3.75:1.00

December 31, 2016 and for each Fiscal Quarter ending thereafter through and including June 30, 2017	3.50:1.00

September 30, 2017 and for each Fiscal Quarter ending thereafter	3.25:1.00

(c) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the Financial Covenants, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 6.08 Fundamental Changes; Disposition of Assets; Acquisitions. Enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary Guarantor may be merged with or into the Borrower or any Solvent Wholly Owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Solvent Wholly Owned Subsidiary Guarantor; provided, that in the case of such a merger, the Borrower or such Solvent Wholly Owned Subsidiary Guarantor, as applicable shall be the continuing or surviving Person;

(b) any Subsidiary of the Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Solvent Wholly Owned Subsidiary Guarantor;

(c) sales or other dispositions of assets that do not constitute Asset Sales, including, without limitation, any non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any Subsidiary Guarantor in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary Guarantor;

(d) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $2,000,000; provided, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (ii) no less than 75% thereof shall be paid in Cash, and (iii) the Net Cash Proceeds thereof shall be applied as required by Section 2.12(a);

(e) disposals of obsolete, worn out or surplus property;

(f) Permitted Acquisitions; and

(g) Restricted Payments made in accordance with Section 6.04, Investments made in accordance with Section 6.06, and dispositions of Equity Interests made in accordance with Section 6.09.

Section 6.09 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.08, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors or to foreign nationals in each case to the extent required by applicable Laws.

Section 6.10 Sales and Lease-Backs. Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease or (c) is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party; provided, however, that the Net Proceeds received by the Borrower or any Subsidiary in connection with any such transactions are 100% cash and are used in accordance with the terms of this Agreement.

Section 6.11 Transactions with Shareholders and Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not an Affiliate; provided, that the foregoing restriction shall not apply to: (a) any transaction between the Borrower and any Wholly Owned Subsidiary Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; and (c) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business.

Section 6.12 Conduct of Business. From and after the Closing Date, engage in any business (either directly or through a Subsidiary) other than the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses.

Section 6.13 Permitted Activities of Holdings. In the case of Holdings: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents and the Related Agreements and to the extent expressly permitted pursuant to Section 6.01 ; (b) create or suffer to exist any Lien upon any assets or property now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Security Documents to which it is a party or permitted pursuant to Section 6.02; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, and to the extent not inconsistent therewith, the Related Documents and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) create or acquire any Subsidiary or make or own any Investment in any Person other than as expressly permitted pursuant to this Agreement; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.14 Amendments or Waivers of Organizational Documents, Related Documents, Material Contracts and Certain Indebtedness; Revolving Credit Documents. Agree to any amendment, restatement, supplement, waiver or other modification to:

(a) any of its Organizational Documents (whether by merger or otherwise), or any of its rights under any Material Contract if the effect of such amendment, restatement, supplement, waiver or other modification would be materially adverse to the Loan Parties (taken as a whole) or the Lenders; or

(b) any of the Revolving Credit Documents except to the extent permitted by the Intercreditor Agreement; provided, however, that, notwithstanding anything to the contrary contained in the Revolving Credit Documents or the Intercreditor Agreement, no Loan Party shall agree to any amendment, supplement or other modification to the definition of Eligible Accounts if the effect of such amendment, supplement or other modification is to (i) extend the number of days within which accounts may remain unpaid and still constitute Eligible Accounts other than extensions with respect to accounts not to exceed 210 days from the original invoice date or original service date, as applicable, in an aggregate amount not to exceed (A) $3,000,000 with respect to such accounts at any time that the Borrowing Base (as defined in the Revolving Credit Agreement in effect as of the Closing Date) is greater than or equal to $12,500,000 or (B) $1,500,000 with respect to such accounts at any time that the Borrowing Base (as defined in the Revolving Credit Agreement in effect as of the Closing Date) is less than $12,500,000 or (ii) increase the concentration limit percentage as applied to the accounts owing by any Account Debtor (other than accounts owed by a Governmental Payor under Medicare or Medicaid) to the Borrowers (as defined in the Revolving Credit Agreement) to be more than 15% in the aggregate of all Eligible Accounts.

Section 6.15 Fiscal Year. Change its Fiscal Year-end from December 31st or change its method of determining Fiscal Quarters.

Section 6.16 Deposit, Securities and Commodities Accounts. Other than (a) an aggregate amount of not more than $250,000 at any one time, in the case of Loan Parties and their Subsidiaries (other than those Subsidiaries that are Foreign Subsidiaries), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Party’s or its Subsidiaries’ employees, and (c) an aggregate amount of not more than $250,000 (calculated at current exchange rates) at any one time, in the case of Subsidiaries of Loan Parties that are Foreign Subsidiaries, make, acquire, or permit to exist Investments consisting of Cash, Cash Equivalents, or amounts credited to Deposit Accounts, Commodities Accounts or Securities Accounts unless such Loan Party or its Subsidiary, as applicable, and the applicable bank or Securities Intermediary have entered into Deposit Account Control Agreements or Securities Account Control Agreements, as applicable, with the Collateral Agent governing such Investments in order to perfect (and further establish) Collateral Agent’s Liens in such Investments.

ARTICLE VII

GUARANTY

Section 7.01 Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors shall upon demand pay, or cause to be paid, in Cash in Dollars, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability and is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may: (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Interest Rate Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Interest Rate Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries, to the fullest extent permitted by Law: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07 Subordination of Other Obligations. After an Event of Default has occurred and is continuing, any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) shall be subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all Guaranteed Obligations have been irrevocably paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any one or more of the following conditions or events occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder, including, for the avoidance of doubt, amounts due under Section 2.04(b), within three (3) Business Days after the date due; or

(b) Default Under Other Agreements. (i) The occurrence and continuation of any Event of Default under (and as such term is defined in) the Revolving Credit Agreement; (ii) failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more other items of Material Indebtedness, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of other Material Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of other Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.05, Section 5.01(a), 5.01(b), 5.01(c), 5.01(d) or 5.01(f), Section 5.02, Section 5.05, Section 5.06 (solely if any Loan Party or any of its Subsidiaries refuses to allow the Administrative Agent or its representatives or agents to visit any Loan Party’s or any of its Subsidiary’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss any Loan Party’s or any of its Subsidiary’s affairs, finances, and accounts with officers and employees of any Loan Party or any of its Subsidiary’s), Section 5.08, Section 5.17 or Article VI; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made or deemed made or, to the extent that any such representation, warranty, certification or other statement is already qualified by materiality or material adverse effect, such representation, warranty, certification or other statement shall be false in any respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of any Loan Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Loan Party or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or any Loan Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Loan Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Loan Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. (i) Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a Solvent and unaffiliated insurance company has acknowledged coverage) or (ii) any non-monetary judgment or order shall have been entered against any Loan Party or any of its Subsidiaries or any of their respective assets that could reasonably be expected to have a Material Adverse Effect and, in each case, shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur (A) one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect or (B) the ERISA Event described in clause (ii) of the definition thereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Security Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason shall cease to be in full force and effect in all material respects (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect in all material respects (other than by reason of a release of Collateral in accordance with the terms hereof or thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents; or

(m) Intercreditor Agreement. (i) The Intercreditor Agreement shall for any reason cease to be binding upon or enforceable against the Revolving Credit Agent (or its successors or assigns), (ii) the Revolving Credit Agent shall take an affirmative action against any Agent or any Lender or the Term Loan Priority Collateral that is inconsistent with the Collateral Agent’s First Priority Lien on and security interest in the Term Loan Priority Collateral and the terms of the Intercreditor Agreement, (iii) the Revolving Credit Agent shall commence any legal proceeding against any Loan Party, any Agent, any Lender or the Term Loan Priority Collateral to contest or dispute the validity or enforceability of the Intercreditor Agreement, (iv) the Obligations, for any reason shall not have the priority contemplated by this Agreement or the Intercreditor Agreement or (v) any Loan Party or any of its Subsidiaries shall contest in any manner the validity or enforceability of the Intercreditor Agreement or deny that it has any further liability or obligation thereunder;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrower by the Administrative Agent: (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans; and (II) all other Obligations; (B) the Administrative Agent may cause the Collateral Agent may enforce any and all Liens and security interests created pursuant to Security Documents; and (C) the Collateral Agent may exercise on behalf of itself, the Administrative Agent, the Lenders and the other Secured Parties all rights and remedies available to the Administrative Agent, the Collateral Agent, the Lenders and the other Secured Parties under the Loan Documents or under applicable Law or in equity.

ARTICLE IX

AGENTS

Section 9.01 Appointment of Agents. AB-PCI is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes AB-PCI to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article IX (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

Section 9.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by

Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Collateral Agent. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.03 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Holdings or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document. No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) Notice of Default or Event of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

Section 9.04 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

Section 9.05 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

Section 9.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07 Successor Administrative Agent and Collateral Agent.

(a) The Administrative Agent shall have the right to resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, provided that such notice may be waived by the Required Lenders during the continuance of an Event of Default, and, in the absence an Event of

Default, the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Required Lenders, and, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless written objection is delivered by the Borrower to the Administrative Agent within five (5) Business Days after written notice of resignation is delivered to the Borrower), and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Required Lenders and the Borrower, as applicable, or (ii) the thirtieth (30th) day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent, subject to, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless written objection is delivered by the Borrower to the Administrative Agent within such five (5) Business Day period). If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent shall retain its role as the Collateral Agent under any Security Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of AB-PCI or its successor as the Administrative Agent pursuant to this Section 9.07(a) shall also constitute the resignation of AB-PCI or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.07(a) shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders, provided that such notice may be waived by the Required Lenders during the continuance of an Event of Default, and, in the absence of an Event of Default, the Borrower. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Required Lenders, and, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless written objection is delivered by the Borrower to the Administrative Agent within five (5) Business Days after written notice of resignation is delivered to the Borrower), and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Required Lenders and the Borrower, as applicable, or (ii) the thirtieth (30th) day after such notice of resignation. Upon any such notice of resignation, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent subject to, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless written objection is delivered by the Borrower to the Administrative Agent within such five (5) Business Day period). Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

Section 9.08 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided, that, except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations. Subject to Section 10.05, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) release any Guarantor from the Guaranty with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations not yet due and payable and obligations under Interest Rate Agreements not yet due and payable) have been paid in full and all Commitments have terminated or expired or been cancelled, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.09 Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in the determination of the Administrative Agent in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

Section 9.11 Intercreditor Agreement. The Collateral Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Revolver Priority Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) hereby authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof, in each case on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by the Collateral Agent in accordance with the terms of the Intercreditor Agreement, in each case without any further consent, authorization or other action by such Lender, (d) hereby agrees that no Lender shall have any right of action whatsoever against the Collateral Agent as a result of any action taken or not taken by the Collateral Agent pursuant to this Section 9.11 or in accordance with the terms of the Intercreditor Agreement and (e) acknowledges that a copy of the Intercreditor Agreement has been delivered, or made available, to such Lender. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent and the Administrative Agent, shall be sent to such Person’s address as set forth on Schedule 1.01(b) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 1.01(b) or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such

Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for (a) indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract, strict liability or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet, and (b) direct damages of any kind, whether or not based on strict liability and including damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet, except to the extent the liability of any such Person, with regard to this clause (b), is found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

(iv) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi) Any notice of Default or Event of Default may be provided by delivery of written notice thereof.

(c) Change of Address. Any party hereto may changes its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto, with a copy to the Administrative Agent.

Section 10.02 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable, documented, out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto, regardless of whether the same become effective; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual and reasonable documented, out-of-pocket fees, costs, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable documented, out-of-pocket costs and expenses incurred by each Agent in connection with the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (h) all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 10.02 shall be due and payable within five (5) days after demand therefor.

Section 10.03 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent and each Lender and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent and each Lender, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable Law, each Loan Party agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all Indemnified Liabilities relating to or arising out of any Environmental Claim or any Hazardous Materials Activity. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent and each Lender and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon or assert any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) All amounts due under this Section 10.03 shall be due and payable within five (5) days after demand therefor.

Section 10.04 Set-Off. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable Law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.04 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.05 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to the additional requirements of Sections 10.05(b) and 10.05(c), no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders and the Loan Parties (delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof).

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii) [Reserved];

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08) or any fee or any premium payable hereunder; provided, that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.08 or to waive any obligation of the Borrower to pay interest at the Default Rate;

(v) waive or extend the time for payment of any such interest, fees or premiums;

(vi) reduce or forgive the principal amount of any Loan;

(vii) amend, modify, terminate or waive any provision of Section 2.14(c), Section 2.15, this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Required Lenders” or the definition of “Pro Rata Share”; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans are included on the Closing Date;

(ix) (a) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty or (b) subordinate the Lien of the Collateral Agent on all or substantially all the Collateral or subordinate any Guaranty of the Guarantors, except in each case as expressly provided in the Loan Documents;

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document; or

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the treatment of Obligations arising under the Loan Documents and Obligations arising under Interest Rate Agreements or the definition of “Lender Counterparty,” “Interest Rate Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty or release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents without the written consent of each Lender Counterparty with Obligations then outstanding; or

(ii) amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. In the case of any waiver, the parties hereto shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extent to any subsequent or other Default or Event Default, or impair any right consequent thereon. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).

(b) Register. The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the

Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations to any Person meeting the criteria of the term of “Eligible Assignee”.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.18(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to AB-PCI or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(g). Any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates, any Competitor or any Defaulting Lender) in all or any part of its Commitments, Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the holder of such participation, agree to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, (C) amend the definition of “Required Lenders” (or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition) or the definition of “Pro Rata Share” or (D) release all or substantially all of the Guarantors or the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that (x) a participant shall not be entitled to receive any greater payment under Section 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(iv) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Loans and other Obligations held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans and other Obligations) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Commitments, Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by any Agent at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, neither Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may assign and/or pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender to any Person, including any Federal Reserve Bank, as collateral security pursuant to Regulation A of the Board of Governors and any offering circular issued by such Federal Reserve Bank or otherwise; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07 Independence of Covenants, Etc. All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in 2.16, 2.17, 2.18, 10.02, 10.03, 10.04 and 10.10 and the agreements of Lenders set forth in Sections 2.15, 9.03(b) and 9.06 shall survive the payment of the Loans and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative. No failure or delay or course of dealing on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.

Section 10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Table of Contents and Headings. The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.

Section 10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.15 CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE

MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17 Confidentiality. Each Agent and each Lender shall hold all non-public information regarding the Loan Parties and their Subsidiaries and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in confidence and in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that\the Agents may disclose such information to the Lenders and each Agent, and each Lender may make (i) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective officers, directors, , employees, representatives, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by (A) any pledgee referred to in Section 10.6(h), (B) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, (C) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Loan Party and its obligations or (D) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and, except in the case of advisors, agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (iii) disclosure to any rating agency when required by it; provided, that, prior to any disclosure, such rating agency be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable Law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent, and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents, and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof

Section 10.20 Effectiveness; Entire Agreement; No Third Party Beneficiaries. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement and the other Loan Documents represent the entire agreement of Holdings and its Subsidiaries, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders, holders of participations in all or any part of a Lender’s Commitments, Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Loan Documents. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

Section 10.21 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 10.22 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.23 No Fiduciary Duty. Each Agent and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

NEOGENOMICS LABORATORIES, INC.

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

OTHER LOAN PARTIES:

NEOGENOMICS, INC.

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

CLARIENT, INC.

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

CLARIENT DIAGNOSTIC SERVICES, INC.

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

PATH LABS, LLC

By:	/s/ Steven C. Jones
Name:	Steven C. Jones
Title:	Executive Vice President, Finance

TERM LOAN AND GUARANTY AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

AB PRIVATE CREDIT INVESTORS LLC

By:	/s/ Wesley Raper
Name:	Wesley Raper
Title:	Vice President

TERM LOAN AND GUARANTY AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LENDER:

AB PRIVATE CREDIT INVESTORS MIDDLE MARKET DIRECT LENDING FUND, L.P.

By: AB Private Credit Investors Middle Market Direct Lending G.P. L.P., its general partner

By:	/s/ Wesley Raper
Name:	Wesley Raper
Title:	Vice President

TERM LOAN AND GUARANTY AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LENDER:

ABPCI DIRECT LENDING FUND I LLC

By:	AB Private Credit Investors LLC
Its:	Collateral Manager

By:	/s/ Wesley Raper
Name:	Wesley Raper
Title:	Vice President

TERM LOAN AND GUARANTY AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LENDER:

ADDINGTON SQUARE PRIVATE CREDIT FUND, L.P.

By: Addington Square Private Credit Fund, G.P., its general partner

By:	/s/ Sean Flynn
Name:	Sean Flynn
Title:	Director

TERM LOAN AND GUARANTY AGREEMENT

SIGNATURE PAGE

SCHEDULE 1.01(a)

TO TERM LOAN AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
AB Private Credit Investors Middle Market Direct Lending Fund, L.P.	$21,483,015.00	39.0600%
Addington Square Private Credit Fund, L.P.	$21,016,985.00	38.2127%
ABPCI Direct Lending Fund I LLC	$12,500,000.00	22.7273%
Total	$55,000,000.00	100.00%

SCHEDULE 1.01(a)-1

SCHEDULE 1.01(b)

TO TERM LOAN AND GUARANTY AGREEMENT

If to the Loan Parties:

NEOGENOMICS LABORATORIES, INC.

12701 Commonwealth Drive

Suite 9

Fort Myers, FL 33913

Attention: George Cardoza

Facsimile: 239 768-1672

Email: gcardoza@neogenomics.com

in each case, with a copy (which shall not constitute notice) to:

K&L GATES LLP

Southeast Financial Center, Suite 3900

200 South Biscayne Boulevard

Miami, FL 33131-2399

Facsimile: 305-358-7095

Attention: Clayton E Parker, Esq.

If to the Administrative Agent or the Collateral Agent:

AB PRIVATE CREDIT INVESTORS LLC,

as Administrative Agent, Collateral Agent and a Lender:

AB PRIVATE CREDIT INVESTORS LLC

1345 Avenue of the Americas

New York, NY 10105

Attention: NeoGenomics Security Account

Telephone: 512 721-2921

Email: Casey.Millsaps@abglobal.com and Evan.Cohen@abglobal.com with a copy (which shall not constitute notice) to:

MCGUIREWOODS LLP

1230 Peachtree Street, NE

Suite 2100

Atlanta, GA 30309

Attention: Michael G. Parisi

Telephone: 404 443-5747

Email: mparisi@mcguirewoods.com

SCHEDULE 1.01(b)-1

with a copy (which shall not constitute notice) to:

CORTLAND CAPITAL MARKET SERVICES LLC

225 West Washington Street, 21st Floor

Chicago, Illinois 60606

Attention: Ryan Morick and Legal Department

Telecopy: 312.376-0751

Email: ryan.morick@cortlandglobal.com and legal@cortlandglobal.com

SCHEDULE 1.01(b)-2